UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

Registration Statement under the Securities Act of 1933

TECTON CORPORATION
(Name of Small Business Issuer in its Charter)

NEVADA	1000	N/A

(State or Jurisdiction of Incorporation	(Primary Standard Industrial	(I.R.S. Employer
or Organization)	Classification Code Number)	Identification No.)

Bettlistrasse 35
8600 Dübendorf, Switzerland
(702) 387 2382
(Address and telephone number of principal executive offices)

EastBiz, Inc.
5348 Vegas Drive, #226
Las Vegas, Nevada 89108 USA
(702) 871 8678
(Name, address and telephone number of agent for service)

With a copy to:
Penny Green, Bacchus Law Group
1511 West 40th Avenue, Vancouver, BC V6M 1V7
Tel (604) 732 4804 Fax (604) 408 5177

Approximate Date of Proposed Sale to the Public: As soon as practicable after this Registration Statement is declared effective.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. [x]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. [ ]

If delivery of the Registration Statement is expected to be made pursuant to Rule 434, check the following box. [ ]

		Proposed	Proposed Maximum
Title of Each Class of	Amount to be	Maximum	Aggregate Offering	Amount of
Securities to be	Registered	Offering Price	Price (2)	Registration Fee
Registered		per Unit (1) ($)	($)	($)

Shares of Common Stock,	33,858,000	0.25	8,464,500.00	$259.86
par value $0.0001

Shares of Common Stock,
par value $0.0001	550,000	0.25	137,500.00	4.22
(underlying warrants)

Total Fee Due				264.08

1	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 of the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

TECTON CORPORATION

34,408,000 SHARES
COMMON STOCK

This Prospectus relates to the resale by selling shareholders of up to 34,408,000 shares of our common stock currently outstanding, including 3,500,000 shares held by Norman Meier, our President and Chief Executive Officer, 1,000,500 shares held by Douglas Oliver, our Chief Operating Officer, and 2,500,000 shares held by Bruno Weiss, our Chief Financial Officer. The 34,408,000 shares include 33,858,000 common shares issued to the selling shareholders and 550,000 shares underlying warrants.

Approximately 85 of our shareholders are offering shares of our common stock to the public by means of this Prospectus.

The selling shareholders will sell at an initial price of $0.25 per share until our shares are quoted on the NASD’s OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

We will not receive any proceeds from the resale of shares of common stock by the selling shareholders, although we will receive proceeds from the exercise of warrants or options. We will incur all costs associated with this registration statement and prospectus.

Our common stock is presently not traded on any national securities exchange or the NASDAQ Stock Market. We do not intend to apply for listing on any national securities exchange or the NASDAQ stock market. The purchaser in this offering may be receiving an illiquid security.

An investment in our common stock is speculative. See "Risk Factors" starting at page 8 of this Prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Summary

Our Business

Tecton Corporation (“Tecton”, “we”, “us”) is a startup mineral exploration company focused on the acquisition and development of a portfolio of uranium properties. We have had no revenues as of the end of our most recent fiscal year and we have only recently begun operations.

Our principal offices are located at Bettlistrasse 35, 8600 Dübendorf, Switzerland, and we have an address for service and a telephone number in Las Vegas, Nevada. Our telephone number is (702) 387 2382. Our fiscal year end is January 31.

We are engaged in the acquisition and exploration of uranium potential mineral properties.

Ace of Spades

On December 20, 2006, we acquired the rights to the “Ace of Spades” property on Texada Island, British Columbia, Canada from David Anthony Zamida for a final purchase price of $3,267. No formal agreement was ever entered into; we only have a receipt of purchase as proof of our interest in this property. We do not plan to explore this property; instead we plan to option this property to another mining company within the next 12 months. We plan to approach contacts of our management to find a buyer or optionee of this property. To date we have no interested parties. We must spend approximately $6.50 per hectare per year to maintain this property in good standing with the government of British Columbia.

Wapata Lake, Saskatchewan, Canada

On January 22, 2007 we signed an agreement with the Saskatchewan Syndicate whereby we acquired an option to a 100% interest in the mineral rights to a property with uranium potential in Wapata Lake, Saskatchewan, Canada (the “Wapata Lake Property”). We signed an addendum to this agreement on January 31, 2007 (together, the “Wapata Lake Agreement”).

The Wapata Lake Property is situated in the Athabasca Basin in northern Saskatchewan. The Athabasca Basin is considered one of the most favorable places in the world for exploring and mining uranium, and the largest uranium mines in the world have been discovered within the Athabasca Basin (source: The Alberta Energy and Utilities Board - http://www.ags.gov.ab.ca/activities/minerals/uranium/uranium.html) We intend to explore for uranium at the Wapata Lake Property. If we discover that the Wapata Lake Property holds potential for other minerals for which our management believes exploration is warranted, then we will include in our plan of operations exploration for those minerals.

We expended no money or other consideration to acquire the option to the mining rights in the Wapata Lake Agreement. However, in order to maintain and exercise the option we have made, and must continue to make, the payments of cash and issuance of shares, on or before the dates set out in the table below, to the Saskatchewan Syndicate. The Wapata Lake Agreement also obligates us to keep the Wapata Lake Property in good standing with the Saskatchewan government both before and after we exercise the option. In order to do this, we must spend in exploration expenses, or alternatively pay to the Saskatchewan government, approximately $2,746,000 per year for the first 10 years and approximately $5,714,286 per year thereafter. We estimate that we will be required to spend an additional $2,746,000 over the next 12 months in exploration expenses to maintain the Wapata Lake Property in good standing.

Due Date	Amount	Description
February 5, 2007	$126,874 cash (paid)	paid to the Saskatchewan Syndicate
February 12, 2007	3,000,000 common shares of Tecton (issued)	Issued to the Saskatchewan Syndicate
February 23, 2007	$297,000 cash (paid)	Paid to the Saskatchewan Syndicate
September 1, 2007	$424,000 cash	Due to the Saskatchewan Syndicate
February 4, 2008	$2,746,000	Annual exploration expenses
February 4, 2009	$2,746,000	Annual exploration expenses
February 4, 2010	$2,746,000	Annual exploration expenses
February 4, 2011	$2,746,000	Annual exploration expenses

In addition to making these payments, we are also obliged to pay the following royalties:

  gross overriding royalty equal to 3% of the average value of all gem and industrial diamonds recovered from the Wapata Lake Property; and
  3% of the actual proceeds received from the sale of ore, or other products from the Wapata Lake Property (“Net Smelter Returns”). Such Net Smelter Returns may be paid in kind subject to negotiations with the Syndicate.

If we do not pay $424,000 to the Saskatchewan Syndicate by September 1, 2007 , we will forfeit our rights to exercise the option and the Wapata Lake Agreement will be terminated. If we don’t spend the minimum amount of exploration expenses each year (or pay the equivalent sum to the Saskatchewan government) we will lose our mineral rights to the Wapata Lake Property.

If at any time, after we have exercised the option in full, we wish to abandon our interest in the Wapata Lake Property, we must give the Saskatchewan Syndicate at least 120 days notice of such abandonment. If the Saskatchewan Syndicate in turn gives us notice within 30 days of having received our notice, that they wish to re-acquire the Wapata Lake Property, we will transfer our entire interest in the Wapata Lake Property to the Saskatchewan Syndicate, and deliver to them all the information and data acquired by us in the course of our exploration of the Wapata Lake Property. In the event that we are required to transfer our interest to the Saskatchewan Syndicate, we must ensure that the Wapata Lake Property remains free and clear of all charges, liens and encumbrances and will be in good standing for at least six months from the date of the transfer, which would require us to have spend approximately $2,746,000 in exploration expenses during the six months preceding the transfer.

Besides the “Ace of Spades” property and the Wapata Lake Property, we are also negotiating an option agreement to acquire an interest in a property in the Paradox Basin, San Jose County, Utah, although we have not yet reached a binding agreement, and we may never do so. Our plan of operations is to carry out exploration of the Wapata Lake Property and to acquire other uranium prospective properties in the US or Canada. Our plan of operation does not include exploration of the Ace of Spades property as we plan to option or sell this property to another party within the next 12 months, although we have not yet started to look for potential buyers. Our specific exploration plan for the Wapata Lake Property, together with information regarding the location and access, history of operations, present condition and geology of the property, is presented in this Prospectus under the heading “Description of Properties.”

We are an exploration stage company. The Wapata Lake Property is at the exploration stage and there is no assurance that it contains a commercially viable ore body. Further exploration beyond the scope of our planned exploration activities will be required before a final evaluation as to the economic and legal feasibility of mining of the property is determined. We plan to undertake such further exploration, however we anticipate that we will require significant additional financing in order to do so, and there is no assurance that we will be able to obtain the necessary financing in the future. Even if we do obtain the financing, there is no assurance that further exploration will result in a final evaluation that significant mineral deposits exists at the Wapata Lake Property. Our management estimates that in order to determine whether the Wapata Lake Property does have a commercially exploitable quantity of mineralization, it will cost us approximately $2,000,000 in exploration expenses, and take us at least the next 12 months to make such a determination.

We have no revenues, have achieved losses since inception, have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations. We will not generate revenues even if our exploration program indicates that a mineral deposit may exist on the Wapata Lake Property. Accordingly, we will be dependent on future additional financing in order to maintain our operations and continue our exploration activities.

The Offering

The 34,408,000 common shares for sale by this Prospectus represent approximately 48% of our issued and outstanding stock (assuming the registered 550,000 shares underlying warrants are issued). Both before and after the offering, our current directors and officers will control Tecton. Before the offering, Bruno Weiss, our director and Chief Financial Officer, owns a total of 10,018,370 shares, which is 14% of our issued and outstanding stock. After the offering, if he sells all 2,500,000 shares he is registering in this Prospectus, he will have 7,518,370 shares which would be approximately 11% of our issued and outstanding stock. Before the offering, Norman Meier, our director, President and Chief Executive Officer, owns a total of 21,079,750 shares, which is approximately 29% of our issued and outstanding stock. After the offering, if he sells all 3,500,000 shares he is registering in this Prospectus, he will have 17,579,750 shares, which would be approximately 25% of our issued and outstanding stock. Before the offering, Douglas Oliver, our director and Chief Operating Officer, owns a total of 1,000,500 shares, which is 1.4% of our issued and outstanding stock. After the offering, if he sells all 1,000,500 shares he is registering in this Prospectus, he will have no shares.

• 33,858,000 common shares (including 7,000,500 shares controlled by our directors and officers)
Securities Offered:	• 550,000 common shares underlying warrants to purchase stock at $0.10 per share exercisable until February 5, 2009

Initial Offering Price:

The $0.25 per share initial offering price of our common stock was determined by our Board of Directors, based on several factors including our capital structure and the background of our management. After the initial offering price, the offering price will be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares
to be Sold in this Offering:	None

Securities Issued and to be Issued:

71,546,010 shares of common stock are issued and outstanding as of March 20, 2007. However, if all outstanding warrants granted as of March 20, 2007 were exercised, there would be 72,096,010 shares outstanding. All of the common stock to be sold under this Prospectus will be sold by existing shareholders. There is no established market for the common stock being registered.We have applied to the NASD’s OTC Bulletin Board for the trading of our common stock. A market maker, Spartan Securities, has made an application on our behalf. If our common stock becomes listed and a market for the stock develops, the actual price of the shares will be determined by prevailing market prices at the time of the sale. Trading of securities on the NASD’s OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock.

Use of Proceeds:

We will not receive any proceeds from the sale of the common stock by the Selling Shareholders. We will receive the proceeds from any exercise of warrants for the purchase of shares registered in this Prospectus. We intend to use any such proceeds towards general and administrative expenses which will include salaries, marketing and promotion, travel, meals, rent, office maintenance, consulting fees, audit and legal expenses, communication expenses and other office expenses.

The above information regarding common stock to be outstanding after the offering is based on 71,546,010 shares of common stock outstanding as of March 20, 2007.

Financial Condition

We have incurred losses since inception resulting in a net loss of $125,777 at January 31, 2007. In addition, our current liabilities exceeded our current assets by $100,037 as of January 31, 2007. Our auditors stated that these factors raise substantial doubt about our ability to continue as a going concern.

We will need additional working capital to continue or to be successful in any future business activities. Therefore, our continuation as a going concern is dependent upon obtaining the additional working capital necessary to accomplish our objectives. We are seeking equity financing to raise the necessary working capital. As of January 31, 2007, we had no cash in our bank accounts. We expect to require approximately $5,724,000 in financing to continue our planned operations for the next year (beginning March 1, 2007)

The amount of $5,724,000 includes the amounts we need to spend to maintain our rights and options to acquire interests in the Wapata Lake Property. In order to maintain and exercise these rights and options we must spend approximately $424,000 in cash by September 1, 2007.

As at March 20, 2007 we have satisfied our obligations to maintain our rights and options to the Wapata Lake Property to date.

Financial Summary Information

All of the references to currency in this filing are to US Dollars, unless otherwise noted. The following table sets forth selected financial information, which should be read in conjunction with the information set forth under "Management’s Discussion and Analysis" at page 38 and our accompanying Financial Statements and related notes included elsewhere in this Prospectus.

Income Statement Data

		For the period from
		January 19, 2006(date
	Year Ended	of inception) through
	January 31, 2007	January 31, 2007

	($)	($)
Revenue	0	0
Expenses	125,777	125,777
Net Loss	(125,777)	(125,777)
Loss per
Common Share	(0.01)	-

Balance Sheet Data

January 31, 2007($)

Working Capital Deficiency	100,037
Total Current Assets	0
Total Current Liabilities	100,037

Risk Factors

Please consider the following risk factors before deciding to invest in our common stock. Throughout this Prospectus and Registration Statement, when we state "we", "us", "our”, the “Company” or "Tecton" we are referring to Tecton Corporation.

Any investment in our common stock is speculative. You should carefully consider the risks described below and all of the information contained in this Prospectus before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

Risks Related to Our Operating Results

1. If we do not obtain additional financing, our business plan will fail, which could prevent us from becoming profitable.

As of January 31, 2007, we had no cash on hand. Our business plan calls for us to spend approximately $5,724,000 during the twelve months beginning March 1, 2007, which includes amounts we need to spend to maintain our option to acquire mining interests in the Wapata Lake Property, as well as additional amounts we plan to spend in exploring the Wapata Lake Property, expenses to acquire interests in other mineral properties and all of our general and administrative expenses. Based on our cash position as of January 31, 2007, we will require additional financing in the approximate amount of $5,724,000 in order to complete our plan of operations for the next twelve months. We are in the process of raising capital through the issuances of shares to non US residents. We may not be able to obtain all of the financing we require. Our ability to obtain additional financing is subject to a number of factors, including the market price of uranium, market conditions, investor acceptance of our business plan, and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. If we are unable to raise additional financing, we will have to significantly reduce our spending, delay or cancel planned activities or substantially change our current corporate structure. In such an event, we intend to implement expense reduction plans in a timely manner. However, these actions would have material adverse effects on our business, revenues, operating results, and prospects, resulting in a possible failure of our business.

2. Because we are still in the initial stages of exploration of our mineral concessions, there is a risk that the business could fail and this could result in a total loss of your investment.

We are still in the initial stages of exploration of our mineral claims, and thus have no way to evaluate the likelihood of whether we will be able to operate our business successfully. To date, we have been involved primarily in organizational activities, acquiring interests in mineral claims and in conducting preliminary exploration of mineral claims. We have not earned any revenues and have not achieved profitability as of the date of this Prospectus. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration and additional costs and expenses that may exceed current estimates. We have no history upon which to base any assumption as to the likelihood that our business will prove successful, and we can provide no assurance to investors that we will generate any operating revenues or ever achieve profitable operations. If we are unsuccessful in addressing these risks, our business will likely fail and you will lose your entire investment in this offering.

3. Because we do not have any revenues, we expect to incur operating losses for the foreseeable future.

We have never earned revenues and we have never been profitable. Prior to completing exploration on our mineral properties, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. If we are unable to generate financing to continue the exploration of our mineral claims, we will fail and you will lose your entire investment in this offering.

4. We have yet to attain profitable operations and because we will need additional financing to fund our exploration activities, we may have to cease operations.

We have incurred a net loss of $127,777 for the period from January 19, 2006 (inception) to January 31, 2007, and have no revenues to date. In addition, our current liabilities exceeded our current assets by $100,037 as of January 31, 2007. Our ability to continue the exploration of our mineral claims is dependent upon our ability to obtain financing. These factors raise substantial doubt that we will be able to continue as a going concern.

Our financial statements included with this Prospectus have been prepared assuming that we will continue as a going concern. Our auditors have made reference to the substantial doubt as to our ability to continue as a going concern in their audit report on our audited financial statements for the year ended January 31, 2007. If we are not able to achieve revenues, then we may not be able to continue as a going concern and our financial condition and business prospects will be adversely affected.

5. Because of the speculative nature of exploration of mining properties, there is substantial risk that no commercially exploitable minerals will be found and our business will fail, and you could lose your entire investment.

We are in the initial stages of exploration of our mineral claims, and thus have no way to evaluate the likelihood that we will be successful in establishing commercially exploitable reserves of uranium or other valuable minerals on the Wapata Lake Property. Potential investors should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The search for valuable minerals as a business is extremely risky. We may not find commercially exploitable reserves of uranium or other minerals in any of our mineral claims. Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures to be made by us on our exploration programs may not result in the discovery of commercial quantities of ore. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts. In such a case, we would be unable to complete our business plan, and you could lose your entire investment.

6. Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business, which could cause us to liquidate our assets and go out of business.

The search for valuable minerals involves numerous hazards. In the course of carrying out exploration of the Wapata Lake Property, we may become subject to liability for such hazards, including pollution, cave-ins, lost circulations, stuck drill steel, adverse weather precluding drill site access and other hazards against which we cannot insure or against which we may elect not to insure. We currently have no such insurance nor do we expect to get such insurance for the foreseeable future. If a hazard were to occur, the costs of rectifying the hazard may exceed our asset value and cause us to liquidate all of our assets, resulting in the loss of your entire investment in this offering.

7. If we discover commercial reserves of precious metals on any of our mineral properties, we can provide no assurance that we will be able to successfully advance the mineral claims into commercial production. If we cannot commence commercial production, we may not be able to achieve revenues.

Our mineral properties do not contain any known bodies of ore. If our exploration programs are successful in establishing ore of commercial tonnage and grade on any of our mineral claims, we will require additional funds in order to advance the mineral claims into commercial production. In such an event, we may be unable to obtain any such funds, or to obtain such funds on terms that we consider economically feasible, we may not be able to achieve revenues.

8. Because access to our mineral claims is often restricted by inclement weather, we may be delayed in our exploration and any future mining efforts, which could increase our operating expenses and prevent us from being profitable.

Access to the Wapata Lake Property may be restricted in the winter months. Inclement weather may result in significant delays in exploration efforts and may increase the costs of exploration, with the result that we may not be able to complete our exploration programs within the anticipated time frames or within our anticipated budgets, which could increase our operating expenses and prevent us from being profitable.

9. As we undertake exploration of the Wapata Lake Property, we will be subject to compliance with government regulation that may increase the anticipated time and cost of our exploration program, which could increase our expenses.

We will be subject to the mining laws and regulations as contained in Canada and the Province of Saskatchewan as we carry out our exploration program. We will be required to prove our compliance with environmental and workplace safety laws, regulations and standards by submitting receipts showing the purchase of equipment used for workplace safety of the prevention of pollution or the undertaking of environmental remediation projects before we are able to obtain drilling permits. We will also be required to pay mining taxes to the Canadian government. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our time and costs of doing business and prevent us from carrying out our exploration program. These factors could prevent us from becoming profitable.

10. We face strong competition from other mining companies for the acquisition of new properties. If we are unable to acquire new properties, we may not be able to generate significant revenues.

Mines have limited lives and, as a result, we may seek to replace and expand our reserves through the acquisition of new properties. In addition, there is a limited supply of desirable mineral lands available in the US and Canada and other areas where we would consider conducting exploration and/or production activities. Because we face strong competition for new properties from other mining companies, some of which have greater financial resources than we do, we may be unable to acquire attractive new mining properties on terms that we consider acceptable. If we are unable to acquire new properties, we may not be able to generate significant or any revenues.

11. We may lose our rights to exercise options to acquire mining rights in the Wapata Lake Property if we fail to meet certain payment requirements. If we lose our options to acquire those property rights, we may never achieve revenues and our business could fail.

We currently have an option agreement to acquire mining rights that relate to the Wapata Lake Property. In order to maintain and exercise our option in the Wapata Lake Property, we must pay $424,000 in cash by September 1, 2007. In addition to making these payments, we are also obliged to pay royalties amounting to approximately 3% of any revenues we receive from any minerals we extract from the property. If we fail to make these expenditures, we will forfeit our rights to exercise the options. There can be no assurance that we will make the required payments by the requisite dates. If we lose our options to acquire mining rights, we may never achieve revenues.

12. We face competition from other mining companies for access to mining equipment, crews and geologists. Our inability to obtain labor and equipment could prevent us from completing our exploration program, which could prevent us from achieving revenues.

We plan to complete exploration programs for which we will need drill rigs and other equipment, contract geologists, and crews to operate the equipment. We have not yet entered into any agreements with services companies to provide us access to a drilling rig or a drilling crew in Saskatchewan. We face competition from other mining companies for access to mining equipment, crews and geologists. Currently, in Canada, there are large numbers of companies competing to obtain the services of rigs and crews. There are inadequate rigs to meet the demand and the owners of the rigs often give preference to larger drilling programs than that which we plan to carry out. If we are unable to obtain mining equipment and labor on commercially reasonable terms, this could increase our operating costs. If we are unable to obtain mining equipment or labor we will not be able to complete our exploration program and we may not be able to achieve revenues.

Risks Associated with this Offering

13. Because there is no public trading market for our common stock, you may not be able to resell your stock.

There is currently no public trading market for our common stock. Therefore there is no central place, such as a stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale. As a result, you may be unable to sell your shares, or you may be forced to sell them at a loss.

14. Because the SEC imposes additional sales practice requirements on brokers who deal in our shares which are penny stocks, some brokers may be unwilling to trade them. This means that you may have difficulty reselling your shares and this may cause the price of the shares to decline.

Our shares are classified as penny stocks and are covered by Section 15(g) of the Securities Exchange Act of 1934 (the “Exchange Act”) which impose additional sales practice requirements on brokers-dealers who sell our securities in this offering or in the aftermarket. For sales of our securities, the broker-dealer must make a special suitability determination and receive from you a written agreement prior to making a sale for you. Because of the imposition of the foregoing additional sales practices, it is possible that brokers will not want to make a market in our shares. This could prevent you from reselling your shares and may cause the price of the shares to decline.

There is no established market for the common stock being registered. We intend to apply to the OTC Bulletin Board for the trading of our common stock. This process takes at least three months and the application must be made on our behalf by a market maker. If our common stock becomes listed and a market for the stock develops, the actual price of the shares will be determined by prevailing market prices at the time of sale. Trading of securities on the OTC Bulletin Board is often sporadic and investors may have difficulty buying and selling or obtaining market quotations, which may have a depressive effect on the market price for our common stock. Accordingly, you may have difficulty reselling any shares you purchase from us.

15. Because our officers and directors will own approximately 36% of the outstanding shares after this offering, they will have significant control of us and be able to decide who will be directors and you may not be able to remove them as directors which could prevent us from becoming profitable.

Before the offering, Bruno Weiss, our Chief Financial Officer, owns a total of 10,018,370 shares, which is 14% of our issued and outstanding stock. After the offering, if he sells all 2,500,000 shares he is registering in this Prospectus, he will have 7,518,370 shares which would be approximately 11% of our issued and outstanding stock. Before the offering, Norman Meier, our Chief Executive Officer, owns a total of 21,079,750 shares, which is approximately 29% of our issued and outstanding stock. After the offering, if he sells all 3,500,000 shares he is registering in this Prospectus, he will have 17,579,750 shares, which would be approximately 25% of our issued and outstanding stock. Before the offering, Douglas Oliver, our director and Chief Operating Officer, owns a total of 1,000,500 shares, which is 1.4% of our issued and outstanding stock. After the offering, if he sells all 1,000,500 shares he is registering in this Prospectus, he will have no shares.

After the offering, assuming all of the shares being registered are sold, Norman Meier, Bruno Weiss and Douglas Oliver will together own approximately 36% of our issued common stock, and therefore they will have a significant voting capability in terms of electing all of our directors and controlling our operations. They may have an interest in pursuing acquisitions, divestitures and other transactions that involve risks. For example, they could greatly influence decisions that cause us to make acquisitions that increase our indebtedness or to sell revenue generating assets. They may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. If the directors fail to act in our best interests or fail to perform adequately to manage us, you may have difficulty in removing them as directors, which could prevent us from becoming profitable.

16. The issuance of shares upon exercise of warrants may cause immediate dilution to our existing shareholders.

The issuance of shares upon exercise of warrants may result in dilution to the interests of other stockholders. As of March 20, 2007, there are 550,000 warrants outstanding which would result in an additional 550,000 shares issued if all were exercised. This would increase our outstanding shares by approximately 0.8% and result in an immediate dilution to shareholders. Also, the 550,000 warrants we are registering through this Prospectus could result in 550,000 common shares to be issued without trading restrictions upon the exercise of warrants. This will dilute your shareholdings and could decrease the value of your shares.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this Prospectus by the selling shareholders.

We will, however, receive net proceeds of $55,000 upon exercise of the 550,000 warrants which have been issued. These warrants are exercisable until February 5, 2009.

Determination of Offering Price

The selling shareholders will sell at a price of $0.25 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The $0.25 per share initial offering price of our common stock was arbitrarily determined by our Board of Directors. Our Board of Directors considered several factors in such determination, including the following:

  prices of shares we have issued in the past, including the 4,424,000 shares that were issued on March 12, 2007 at $0.25;
  our capital structure; and
  the background of our management.

The $0.25 per share offering price of our shares of common stock does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time. The price of our shares of common stock is not based on past earnings and is not indicative of current market value for the assets owned by us. No valuation or appraisal has been prepared of our business. You cannot be sure that a public market for any of our securities will develop.

We intend to apply to the OTC Bulletin Board for the trading of our common stock. If our common stock becomes so traded and a market for our stock develops, the actual price of our stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this Prospectus. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

The number of shares that may be actually sold by a selling shareholder will be determined by each selling shareholder. The selling shareholders are under no obligation to sell either all or any portion of the shares offered, or to sell such shares immediately under this Prospectus. A shareholder may sell shares at a price different than $0.25 per share depending on privately negotiated factors such as a shareholder's own cash requirements, or objective criteria of value such as the market value of our assets.

Dilution

All 33,858,000 shares of the common stock to be sold by the selling shareholders are currently issued and outstanding. Accordingly, they will not cause dilution to our existing shareholders. The issuance of shares upon the exercise of 550,000 warrants, however, may result in dilution to the interests of existing shareholders since the holders of 550,000 warrants may ultimately exercise and sell the full amount upon the exercise. This amount would increase the amount of our outstanding shares by approximately 0.8% and result in an immediately dilution to shareholders.

Sales by Selling Shareholders

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

  on such public markets as the common stock may be trading;

  in privately negotiated transactions;

  through the writing of options of the common stock;

  in short sales; or

  in any combination of these methods of distribution.

The sales price to the public may be:

  offered at the set price of $0.25 per share until a market develops;

  the market price prevailing at the time of sale;

  a price related to such prevailing market price; or

  such other price as the selling shareholders determine.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act and the Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable laws and may, among other things:

  not engage in any stabilization activities in connection with our common stock;

  furnish each broker or dealer through which common stock may be offered, such copies of this Prospectus, as amended from time to time, as may be required by such broker or dealer; and

  not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Exchange Act.

None of the selling shareholders will engage in any electronic offer, sale or distribution of the shares. Further, neither Tecton nor any of the selling shareholders have any arrangements with a third party to host or access our Prospectus on the Internet.

The selling shareholders and any underwriters, dealers or agents that participate in the distribution of our common stock may be deemed to be underwriters, and any commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Shares may be sold from time to time by the selling shareholders in one or more transactions at a fixed offering price, which may be changed, or at any varying prices determined at the time of sale or at negotiated prices. We may indemnify any underwriter against specific civil liabilities, including liabilities under the Securities Act.

Selling Shareholders

The 85 selling shareholders are offering shares of common stock already issued and 550,000 shares of common stock upon the exercise of warrants, which they obtained as part of the following shares issuances:

  On December 1, 2006, we issued an aggregate of 198,010 shares of common stock to Douglas Oliver, Charles W. Reed, Harvey S. Roseff and various other non-US investors. The shares were issued pursuant to a dividend in kind that was declared by Hemis Corporation on December 1, 2006. Hemis was our parent company, before we were spun off as a separate entity on December 1, 2006. The common shares issued were valued at par value of our common stock.

  On December 2, 2006, we issued an aggregate of 49,000,000 shares of our common stock to Douglas Oliver and various non-US investors, at par value, in exchange for cash proceeds of $4,900.

  On December 10, 2006, we issued an aggregate of 5,220,000 shares of common stock to Island Stock Transfer and various non-US investors in exchange for cash at $0.001 per share.

  On December 18, 2006, we issued an aggregate of 2,520,000 shares of common stock to various non-US investors in exchange for cash at $0.01 per share.

  On February 7, 2007, we issued an aggregate of 5,500,000 shares of common stock to various non-US investors in exchange for cash at $0.10 per share resulting in net proceeds of $550,000. As commission for the private placement of the 5,550,000 shares, we issued 550,000 warrants to Canaccord Capital Inc. on February 5, 2007. The 550,000 warrants are exercisable at a price of $0.10 per share until February 5, 2009. Canaccord Capital also received $55,000 in cash as commissions for stock subscriptions.

  On February 7, 2007, we issued an aggregate of 104,000 shares of common stock to various non- US investors in exchange for cash at $0.10 per share.

  On February 8, 2007, we issued 1,000,000 common shares to Hudson Capital Corporation as compensation for $100,000 of investor relations and business development consulting services between February 1, 2007 and February 1, 2008. The shares issued in exchange for services were valued at approximately the fair value of shares issued during the period services were rendered.

  On February 9, 2007, we issued an aggregate of 3,000,000 shares of common stock pursuant to a mining agreement that we entered into in relation to the Wapata Lake Property.

  On February 16, 2007, we issued an aggregate of 580,000 shares of common stock to various non-US investors in exchange for cash at $0.25 per share.

  On March 12, 2007, we issued an aggregate of 4,424,000 shares of common stock to various non- US investors in exchange for cash at $0.25 per share.

Shares issued to Island Stock Transfer, Douglas Oliver, Charles W. Reed, and Harvey S. Roseff (U.S. residents) were exempt from registration pursuant to Rule 4(2) of the Securities Act. All of the other stock and warrant issuances described above were exempt from registration under Regulation S of the Securities Act. Where the purchasers of the shares in the issuances described above are not named they are all non U.S. residents unless otherwise noted.

Of the above described issuances, 34,408,000 common shares are being registered by the selling shareholders, including warrants to purchase 550,000 common shares. The selling shareholders will sell at an initial price of $0.25 per share until our shares are quoted on the NASD’s OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

The following shares that are being registered are controlled by our directors and officers:

  3,500,000 common shares held by Norman Meier, our director, President and Chief Executive Officer;

  1,000,500 common shares held by Douglas Oliver, our director and Chief Operating Officer;

  2,500,000 common shares held by Bruno Weiss, our director and Chief Financial Officer.

The following table provides as of March 20, 2007 information regarding the beneficial ownership of our common stock held by each of the selling shareholders (including holders of warrants for shares being registered), including:

  the number of shares owned by each prior to this offering;
  the total number of shares that are to be offered for each;
  the total number of shares that will be owned by each upon completion of the offering; assuming all shares are sold that are being registered;
  the percentage owned by each; and
  the identity of the beneficial holder of any entity that owns the shares.

Name of Selling Shareholder	Shares Owned Prior to this Offering (1)	Percent	Maximum Number of Shares Being Offered	Beneficial Ownership After Offering	Percentage Owned upon Completion of the Offering
0779274 BC Ltd. (2) (17)	150,000	(3)	150,000	0	0
Hans Altherr (4)	300,100	(3)	300,000	100	(3)
Ruth Altherr (4)	50,100	(3)	50,000	100	(3)
Sarah Altherr (4)	100,200	(3)	100,000	200	(3)
Cesarino Angelo Baumann	100,820	(3)	100,000	820	(3)
Madeleine Blum-Nadler	50,000	(3)	50,000	0	0
Eduard Boniakowski	40,000	(3)	40,000	0	0
Johann Peter Bruhin	101,000	(3)	100,000	1,000	(3)
Franz Burri	141,400	(3)	140,000	1,400	(3)
Armando Calvano	22,100	(3)	22,000	100	(3)
Giovanni Caminiti	100,000	(3)	100,000	0	0
Canaccord Capital Inc. (5)	550,000 (6)	(3)	550,000	0	0
Gary Chayko	20,000	(3)	20,000	0	0
Gil & Marilyn Cornblum	100,000	(3)	100,000	0	0
Casey Danielson	1,000,000	1.4%	1,000,000	0	0
Carlo Delgrosso	50,000	(3)	50,000	0	0
Alessandra Margherita Domeniconi (7)	50,200	(3)	50,000	200	(3)
Orazio Domeniconi (7)	100,000	(3)	100,000	0	0
Rosamaria Domeniconi (7)	50,200	(3)	50,000	200	(3)
Dorado, Inc. (8)	1,004,000	1.4%	1,004,000	0	0
William Elston	200,000	(3)	200,000	0	0
Kirk Exner	180,000	(3)	180,000	0	0
Michael Forster	1,252,940	1.7%	1,240,000	12,940	(3)

Rene Gahlinger (18)	2,001,133	1.4%	1,000,000	1,133	(3)
William Galine	200,000	(3)	200,000	0	0
Generation 21 Capital Partners Ltd. (9)	5,000,000	6.9%	2,500,000	2,500,000	3.4%
Vergeres Gilbert	40,200	(3)	40,000	200	(3)
Mike Greaves	100,000	(3)	100,000	0	0
Violet Green	600,000	(3)	100,000	500,000	0
Lynette Gubler	10,000	(3)	10,000	0	0
Chris Halkai	25,000	(3)	25,000	0	0
John Hansen	100,000	(3)	100,000	0	0
Mathew Harrington	600,000	(3)	600,000	0	0
Hudson Capital Corporation (10)	1,010,000	1.4%	1,010,000	0	0
Thomas Isak	40,000	(3)	40,000	0	0
Island Stock Transfer (11)	20,000	(3)	20,000	0	0
Jonathan Israels	50,000	(3)	50,000	0	0
Clinton Joseph	100,000	(3)	100,000	0	0
Sam and Anna Wex Jtwros	75,000	(3)	75,000	0	0
Trevor Kearnes	1,000,000	1.4%	1,000,000	0	0
Rob Krahn	500,000	(3)	500,000	0	0
Joachim Kubistin	100,000	(3)	100,000	0	0
Jochen Reff-Kugler	200,000	(3)	200,000	0	0
Gail E. Leary	30,000	(3)	30,000	0	0
Harry Leimgruber	50,000	(3)	50,000	0	0
Stefan Lindam	400,000	(3)	400,000	0	0
Taylor Little	150,000	(3)	150,000	0	0
Thomas Lorenz	15,000	(3)	15,000	0	0
Damian Lowry	50,000	(3)	50,000	0	0

Ehrbar Marcel	30,200	(3)	30,000	200	(3)
Norman Meier (12)	21,079,750	31%	3,500,000	17,579,750	25%
Arved Meyer	600,000	(3)	600,000	0	0
Stephanie Mills	50,000	(3)	50,000	0	0
Daniele Della Morte	80,300	(3)	80,000	300	(3)
Theophil Mueller	501,000	(3)	500,000	1,000	(3)
Ralf Naef	2,000,000	2.8%	2,000,000	0	0
Douglas Oliver (13)	1,000,500	1.4%	1,000,500	0	0
Hesham Osman	70,000	(3)	70,000	0	0
Anna Pert (14)	125,000	(3)	125,000	0	0
Ken Pert (14)	125,000	(3)	125,000	0	0
Don Pica	600,000	(3)	600,000	0	0
Costantino Pinelli (15) (16)	10,005,300	14%	1,000,000 (15)	6,505,300	(3)
Doris Renidear	15,050	(3)	15,000	50	(3)
Robert Ricci	20,000	(3)	20,000	0	0
Lawrence Roulston	400,000	(3)	400,000	0	0
Salvatore Ruotolo	100,000	(3)	100,000	0	0
Rob Saikaley	50,000	(3)	50,000	0	0
Keith Schaefer	100,000	(3)	100,000	0	0
Sedona AG (16)	9,005,000	13%	2,500,000	6,505,000	9%
Jordan Shapiro (17)	2,160,000	3%	1,000,000	0	0
Alfred Specogna	202,000	(3)	200,000	2,000	(3)
Emil Summermatter	2,000,000	2.8%	2,000,000	0	0
Jeff Sundar	100,000	(3)	100,000	0	0
Swiss Partners Group AG (18)	1,000,000	1.4%	1,000,000	0	0
Kenneth R. Tangen	50,000	(3)	50,000	0	0

Christos Theodossiou	50,000	(3)	50,000	0	0
Markus Tschudin	32,053	(3)	32,000	53	(3)
Ueli Voegelin	40,000	(3)	40,000	0	0
Sonja Voigt	100,000	(3)	100,000	0	0
Alvin Wasserman	50,000	(3)	50,000	0	0
Brigitte Weiss (19)	100,120	(3)	100,000	120	(3)
Bruno Weiss (20)	10,018,370	14%	2,500,000	7,518,370	11%
Pascal Weiss (19)	10,020	(3)	10,000	20	(3)
Gerald Wong (21)	50,500	(3)	50,000	500	(3)
Emilio Teodoro Leone Zanetti	100,000	(3)	100,000	0	0
TOTAL			34,408,500

(1)

The number and percentage of shares beneficially owned is determined in accordance with the Rules of the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the selling stockholder has sole or shared voting power or investment power and also any shares which the selling stockholder has the right to acquire within 60 days of the date of this Prospectus.

(2)	Jordan Shapiro has voting and investment control over 0779274 BC Ltd.

(3)	Less than 1%.

(4)	Hans Altherr and Ruth Altherr are husband and wife. Sarah Altherr is their daughter.

(5)

Cannacord Capital Corp. is a subsidiary of Canaccord Capital Inc., a public company listed in TSX-Venture Exchange in Canada under the trading symbol “CCI”. Peter Brown is the President and Chief Executive Officer of Canaccord and Brad Kotush is its Chief Financial Officer.

(6)	Canaccord Capital Corp. is registering warrants to purchase 550,000 common shares at an exercisable price of $0.10 per share until February 5, 2009.

(7)	Alessandra Margherita Domeniconi, Rosamaria Domeniconi, and Orazio Domeniconi are siblings.

(8)	Daniela Reiser has voting and investment control over Dorado, Inc.

(9)	Georges Philippe has voting and investment control over Generation 21 Capital Partners.

(10)	Jordan Shapiro has voting and investment control over Hudson Capital Corporation.

(11)	Micah Eldred has voting and investment control over Island Stock Transfer. Island Stock Transfer is our transfer agent.

(12)

Norman Meier is out President, CEO and a director. Before the offering, Dr. Meier beneficially owns 21,079,750 shares, which is 29% of our issued and outstanding stock. After the offering, assuming that all of his stock is sold, Dr. Meier will beneficially own 17,579,750 shares, which is 25% of our issued and outstanding stock.

(13)	Douglas Oliver is our Chief Operating Officer, Chief Geologist and a director.

(14)	Ken Pert and Anna Pert are spouses.

(15)

Costantino Pinelli is registering 1,000,000 shares in his own name and 2,500,000 shares in the name of Sedona AG, a company over which he has voting and investment control. Before the offering, Mr. Pinelli beneficially owns 10,005,300 shares which is 14% of our issued and outstanding stock. After the offering, assuming that all of his stock is sold, Mr. Pinelli will beneficially own 6,505,300 shares which is 9% of our issued and outstanding stock.

(16)	Costantino Pinelli has voting and investment control over Sedona AG.

(17)

Jordan Shapiro has voting and investment control over Hudson Capital Corporation and 0779274 BC Ltd. Mr. Shapiro is registering 1,000,000 shares in his own name, 1,010,000 shares in the name of Hudson Capital Corporation, and 150,000 shares in the name of 0779274 BC Ltd. Before the offering, Mr. Shapiro beneficially owns 2,160,000 shares which is approximately 3% of our issued and outstanding shares. After the offering, assuming that all of his stock is sold, Mr. Shapiro will own no shares. Mr. Shapiro has acted as our consultant.

(18)	Rene Gahlinger has voting and investment control over Swiss Partners Group AG.

(19)	Pascal Weiss is the son of Brigitte Weiss and Bruno Weiss.

(20)	Bruno Weiss is a director and Chief Financial Officer of Tecton.

(21)	Gerald Wong is our accountant.

The percentages are based on the 71,546,010 shares of common stock outstanding on March 20, 2007 and assume that the selling stockholders sell all shares they are registering.

Other than as described above, none of the selling shareholders or their beneficial owners has had a material relationship with us other than as a shareholder at any time within the past three years, or has ever been one of our officers or directors or an officer or director of our predecessors or affiliates.

None of the selling shareholders are NASD registered broker-dealers or affiliates of NASD registered broker-dealers.

Legal Proceedings

We are not aware of any pending or threatened legal proceedings which involve us or any of our properties or subsidiaries.

Directors, Executive Officers, Promoters, and Control Persons

Directors and Officers

Our bylaws allow the number of directors to be fixed by the Board of Directors. Our Board of Directors has fixed the number of directors at three.

Our current directors and officers are as follows:

Name	Age	Position
Dr. Norman Meier, PhD, MBA	32	Director, President, Chief Executive Officer,
Bruno Weiss	53	Director, Chief Financial Officer, Secretary
Dr. Douglas Oliver, PhD	56	Director, Chief Operating Officer

The directors will serve as directors until our next annual shareholder meeting or until a successor is elected who accepts the position. Officers hold their positions at the will of the Board of Directors. There are no arrangements, agreements or understandings between non-management shareholders and management under which non-management shareholders may directly or indirectly participate in or influence the management of our affairs.

Dr. Norman Meier, Director, President and Chief Executive Officer

Norman Meier is the founder of Tecton and has been a director, President and Chief Executive Officer since our inception on January 19, 2006. Dr. Meier has also been, and continues to be a director, President and Chief Executive Officer of Hemis Corporation, a gold exploration company, since May 1, 2005. We were a wholly owned subsidiary of Hemis before we were spun off from Hemis through a dividend declaration on December 1, 2006. Hemis is quoted on the OTC Bulletin Board under symbol HMSO. From May 2004 to May 2005 Dr. Meier was the founder and President of LEAP Institute LLC, a company in the business of providing financial services and investment advice to private investors and companies. From November 2002 to April 2004 he worked as Manager Global Sales Support for Man Investments, Switzerland, where he managed a global sales team in the hedge fund industry to raise money from financial institutions, bank and brokers around the world. From April 2002 to October 2002 Dr. Meier worked as an Investment Advisor at Canaccord Capital in Vancouver, British Columbia, Canada, where he established and managed portfolios, integrated risk management strategies, evaluated performance models for existing portfolios, provided investment advice and traded in securities. From 1995 to 2001 he worked at AWD Independent Financial Services, Switzerland, initially as a financial advisor, and later as a team manager.

Norman Meier has a PhD in Human Behavior, an MBA and a BA, all from Newport University in Switzerland. He holds two designations from the Canadian Securities Institute: a Canadian Investment Manager Designation and a Derivatives Market Specialist Designation. He also holds a Financial Planning Designation from AWD Switzerland.

Bruno Weiss, Director and Chief Financial Officer

Bruno Weiss has been director and Chief Financial Officer of Tecton since December 2, 2006. Mr. Weiss has also been a director and Chief Financial Officer of Hemis Corporation, our former parent company, since May 1, 2005. Hemis Corporation is a public company in the business of gold exploration. Mr. Weiss has worked in the financial field for over 30 years. He has extensive experience in foreign exchange trading and management and in marketing hedge funds. From July 2002 to the present, Mr. Weiss has been the Managing Director and Hedge Fund Consultant for Glayva Investment GmbH, Switzerland, where he marketed different classes of hedge funds until February 2006. Glavya Investment GmbH changed its name in 2005 to Tecton Switzerland GmbH, and now provides consulting services to Tecton Corporation and acts as Tecton’ agent in Switzerland. From October 1992 to June 2002 Mr. Weiss was the Managing Director, Investment Manager of Foreign Exchange Portfolios at Weiss and Partners, Currency Investment and Consulting in Switzerland. There he acquired and managed a portfolio for Swiss and European investors, project managed an independent multi-manager group in foreign exchange, the "Swiss Forex Multimanagers", and he developed an implemented in house foreign exchange funds in cooperation with a Geneva private bank and a Luxemburg SICAV fund for a Swiss national bank. From 1988 to 1992 Mr. Weiss was the Strategic Foreign Exchange Manager for several banks, including the Clariden Bank in Zurich, Switzerland. From 1981 to 1987 he was the Head of Foreign Exchange Department and Treasurer of UBS, Zurich Switzerland and Tokyo, Japan. Since October 12, 2006 Mr. Weiss has also acted as a director on the board of UC Resources Ltd.

Dr. Douglas Oliver, Director and Chief Operating Officer

On December 2, 2006, Dr. Douglas Oliver was appointed a director and Chief Operating Officer of Tecton. Dr. Oliver has also been a director of Hemis Corporation since March 21, 2006, and has been Vice-President Operations and Chief Geologist of Hemis Corporation, public company in the gold exploration business, since January 1, 2007. Hemis Corporation is our former parent company. For the past five years Dr. Oliver has taught Geology at Tarrant County College and the University of Texas at Arlington. Dr. Oliver is currently on the research faculty at the University of Arkansas. Dr. Oliver also has 12 years of experience in corporate mineral exploration focusing primarily on the western United States and Alaska. He worked as an Exploration Geologist for Occidental Minerals Corporation of Lakewood, Colorado, from 1977 to 1983 where he managed precious metal exploration projects in Nevada, Utah and Idaho. He also supervised a molybdenum porphyry exploration project in Utah. From 1983 to 1986 Dr. Oliver worked as the Senior Exploration Geologist for Tenneco Minerals in Anchorage, Alaska. There he was the project manager for a volcanogenic massive sulfide reconnaissance program in southeast Alaska and a disseminated gold project in northeastern Nevada. Dr. Oliver also brings eight years of international and domestic geological and management consulting experience to Tecton. Dr. Oliver has provided geologic and economic evaluations of precious metal exploration projects in Honduras, Nevada and the Yukon, diamond deposits in Colorado and has consulted for the State of Alaska Attorney General's office providing geologic and economic evaluations of a volcanogenic massive sulfide deposit in south-central Alaska. Dr. Oliver holds a PhD from Southern Methodist University in Dallas, Texas, and an MBA from The University of Texas.

Other than as disclosed above, our directors currently do not serve on the boards of other public companies.

Conflicts

Our Directors and Executive Officers also serve as Directors and Executive Officers for Aurum Corporation, Stratos Gold Corporation, Allegra Corporation, and Sirius Corporation. These are all private companies which are former subsidiaries of Hemis Corporation (OTC Bulletin Board symbol HMSO.OB), before being spun off as independent companies in 2006 and 2007.

Whilst all these companies are mining companies, they each have a different geographical focus and explore for different types of minerals. In this way we do not anticipate any conflicts of interest arising between us, and Hemis, Aurum, Stratos, Allegra and Sirius. We do not have any formal agreements with any of these companies with respect to conflicts of interests, nor do we have we have any written procedures in place to address conflicts of interest that may arise between our business and the future business activities of our directors.

In the unlikely even that a conflict of interest were to arise, for example, if a mineral concession becomes available which would be equally suitable for us, as well as Hemis, Aurum, Stratos, Allegra, and Sirius to explore, then the Directors would have to decide which company has the most available resources, and therefore would be better placed to carry out an exploration program of the new mineral concession.

Family Relationships

There are no family relationships among our officers or directors.

No Legal Proceedings

None of our directors, executive officers, promoters or control persons has been involved in any of the following events during the past five years:

  any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

  any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

  being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

  being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee

The functions of the Audit Committee are currently carried out by our Board of Directors. Our Board of Directors has determined that we do not presently need an audit committee financial expert on our Board of Directors carrying out the duties of the Audit Committee. Our Board of Directors has determined that the cost of hiring a financial expert to act as a director of Tecton and to be a member of the Audit Committee or otherwise perform Audit Committee functions outweighs the benefits of having a financial expert on the Audit Committee.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the ownership, as of March 20, 2007, of our common stock by each of our directors, and by all executive officers and directors as a group, and by each person known to us who is the beneficial owner of more than 5% of any class of our securities. As of March 20, 2007, there were 71,546,010 common shares issued and outstanding. All persons named have sole voting and investment power with respect to the shares, except as otherwise noted. The number of shares described below includes shares which the beneficial owner described has the right to acquire within 60 days of the date of this Prospectus.

		Amount and
Title of Class	Name and Address of	Nature of
	Beneficial Owner	Beneficial	Percent of
		Ownership	Class

Common	Norman Meier (1)	21,079,750 (2)	29%
	Neuhofstrasse 8
	8600 Dübendorf, Switzerland

Common	Bruno Weiss (3)	10,018,370	14%
	Freudenbergstrasse 26
	9113 Degersheim
	Switzerland

Common	Douglas Oliver (4)	1,000,500	1.4%
	11564 Belfry Point
	Bentonville, AR 72712

	All Officers and Directors as a Group	32,098,620	44.9%
Common	Costantino Pinelli
	Oberschneit 413
	Hagenbuch	10,005,300 (5)	14%
	Switzerland 8523

Common	Generation 21 Capital Partners Ltd (6)	5,000,000	7%

1	Norman Meier is a director, President and Chief Executive Officer of Tecton.

2	Includes 1,010,000 shares owned by Noeme Investment Corporation, a company over which Norman Meier has voting and investment control.

3	Bruno Weiss is a director and Chief Financial Officer of Tecton.

4	Douglas Oliver is a director and Chief Operating Officer of Tecton.

5	Includes 9,005,000 shares owned by Sedona AG, a company over which Costantino Pinelli has voting and investment control.

6	Georges Philippe has voting and investment control over Generation 21 Capital Partners Ltd.

Changes in Control

There are currently no arrangements which would result in a change in control of Tecton.

Description of Securities

Common Stock

As of March 20, 2007 we have 71,546,010 common shares outstanding. We have outstanding obligations to issue up to 550,000 common shares pursuant to warrants we have issued at an exercise price of $0.10 per share until February 5, 2009. Other than these warrants, we have no other outstanding derivative securities.

Our authorized capital stock consists of 80,000,000 common shares and 20,000,000 preferred shares with $0.0001 par value. Holders of the common stock have no preemptive rights to purchase additional shares of common stock or other subscription rights. The common stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of common stock are entitled to share equally in dividends from sources legally available, when, as and if declared by the Board of Directors. Upon our liquidation or dissolution, whether voluntary or involuntary, all shares of the common stock are entitled to share equally in our assets available for distribution to stockholders.

Our Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by our Articles of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

Voting Rights

Each holder of common stock is entitled to one vote per share on all matters on which such stockholders are entitled to vote. Since the shares of common stock do not have cumulative voting rights, the holders of more than 50% of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the Board of Directors.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by the Board of Directors out of funds legally available therefore. As at March 20, 2007 no dividends have been declared.

We do not intend to issue any cash dividends in the future. We intend to retain earnings, if any, to finance the development and expansion of our business. However, it is possible that management may decide to declare a stock dividend in the future. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors.

Stock Transfer Agent

Island Stock Transfer has been appointed by us to serve as our stock transfer agent.

Shares Eligible for Future Sale

The 34,408,000 shares of common stock registered in this offering will be freely tradable without restrictions under the Securities Act. A total of 7,000,500 common shares are being registered by our officers and directors; 3,500,000 shares owned by Norman Meier, our President and CEO; 2,500,000 shares owned by Bruno Weiss, our Chief Financial Officer; and 1,000,500 shares owned by Douglas Oliver, our Chief Operating Officer..

Of the 38,138,010 shares of our issued common stock that are not being registered in this Prospectus, approximately 13,047,390 shares have been held by various shareholders for more than a year (taking into consideration that these shares would be entitled, for the purposes of Rule 144, to calculate the holding period of common stock in Tecton that they received as a dividend declaration, from the date they acquired their shares in our former parent company, Hemis Corporation).

In general, under Rule 144 as currently in effect, any of our affiliates and any person or persons whose sales are aggregated who has beneficially owned his or her restricted shares for at least one year, may be entitled to sell in the open market within any three-month period a number of shares of common stock that does not exceed the greater of (i) 1% of the then outstanding shares of our common stock, or (ii) the average weekly trading volume in the common stock during the four calendar weeks preceding any sale. Sales under Rule 144 are also affected by limitations on manner of sale, notice requirements and availability of current public information about us. Non-affiliates who have held their restricted shares for two years may be entitled to sell their shares under Rule 144 without regard to any of the above limitations, but provided they have not been affiliates for the three months preceding any sale.

The 25,088,120 outstanding restricted securities held by our directors that are not registered in this Prospectus are subject to the sale limitations imposed by Rule 144. The availability for sale of substantial amounts of common stock under Rule 144 could adversely affect prevailing market prices for our securities.

Interest of Named Experts and Counsel

No expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in Tecton or any of our subsidiaries. Additionally, no such expert or counsel was connected with Tecton or any of our subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Experts

Our audited financial statements as of January 31, 2007 are included in this Prospectus in reliance upon Peterson Sullivan PLLC, Certified Public Accountants, as experts in auditing and accounting.

Reports to Security Holders

Upon effectiveness of this Prospectus, we will be subject to the reporting and other requirements of the Exchange Act and we intend to furnish our shareholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

The public may read and copy any materials that we file with the SEC at their Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

Indemnification

Under our Articles of Incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the SEC, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

Description of Business

Incorporation

We were incorporated as a Nevada company on January 19, 2006, as a wholly owned subsidiary of Hemis Corporation. On December 1, 2006 Hemis declared a dividend in the amount of one common share of Tecton for every $0.0001 of dividend declared, which equated to one common share of Tecton for every 100 shares of the Hemis owned as at December 1, 2006. At the same time the dividend was declared, Hemis cancelled its share ownership in Tecton. The effect of this dividend declaration and share cancellation was that Tecton was spun off as an independent company.

We have been engaged in the acquisition, exploration and development of mineral properties since our inception.

Overview

We are engaged in the acquisition of uranium properties that are either past producers, have been the subject of prior work programs and, or contain historic resources. Additionally, we are looking to acquire other selective early stage properties. Our geographic focus is the United States and Canada.

On December 20, 2006, we acquired the rights to the “Ace of Spades” property on Texada Island, British Columbia, Canada from David Anthony Zamida for a final purchase price of approximately $3,267. No formal agreement was ever entered into; we only have a receipt of purchase as proof of our interest in this property. We do not plan to explore this property; instead we plan to option this property to another mining company within the next 12 months.

On January 22, 2007 we signed an agreement with the Saskatchewan Syndicate to acquire an option to the 100% interest in the mineral rights to a property with uranium potential in Wapata Lake, Saskatchewan, Canada (the “Wapata Lake Property”). The Saskatchewan Syndicate is comprised of Timothy Young of Vancouver, B.C., and 455702 B.C. Ltd. We signed an addendum to this agreement on January 31, 2007 (together, the “Wapata Lake Agreement”).

Our plan of operation is to carry out exploration of the Wapata Lake Property and to acquire other selective early stage properties in the US or Canada. Our plan of operation does not include exploration of the Ace of Spades property, as we intend to option this out to another mining company within the next 12 months. Our specific exploration plan for the Wapata Lake Property, together with information regarding the location and access, history of operations, present condition and geology of the property, is presented in this Prospectus under the heading “Description of Properties.”

We are an exploration stage company. The Wapata Lake project is at the exploration stage and there is no assurance that it contains a commercially viable ore body. Further exploration beyond the scope of our planned exploration activities will be required before a final evaluation as to the economic and legal feasibility of mining of the property is determined. We plan to undertake such further exploration, however we anticipate that we will require significant additional financing in order to do so, and there is no assurance that we will be able to obtain the necessary financing in the future. Even if we do obtain the financing, there is no assurance that further exploration will result in a final evaluation that a commercially viable mineral deposit exists at the Wapata Lake Property.

As of January 31, 2007, we have no revenues, have achieved losses since inception, have been issued a going concern opinion by our auditors and rely upon the sale of our securities to fund operations. We will not generate revenues even if our exploration program indicates that a mineral deposit may exist on the Wapata Lake Property. Accordingly, we will be dependent on future additional financing in order to maintain our operations and continue our exploration activities.

Mineral Properties

Wapata Lake, Saskatchewan

Wapata Lake is situated in the Athabasca Basin in northern Saskatchewan. The Athabasca Basin is considered one of the most favorable places in the world for exploring and mining uranium, and the largest uranium mines in the world have been discovered within the Athabasca Basin (source: The Alberta Energy and Utilities Board - http://www.ags.gov.ab.ca/activities/minerals/uranium/uranium.html) We intend to explore for uranium at the Wapata Lake Property. If we discover that the Wapata Lake Property holds potential for other minerals for which our management believes exploration is warranted, then we will include in our plan of operations exploration for those minerals.

We expended no money or other consideration to acquire the option to the mining rights in the Wapata Lake Agreement. However, in order to maintain and exercise the option we must make a final payment of approximately $424,000 in cash before September 1, 2007, to the Saskatchewan Syndicate. In addition to making this payment, we are also obliged to pay royalties amounting to approximately 3% of any revenues we receive from any minerals we extract from the property.

We intend to primarily explore for uranium, but if we discover that any of our mineral properties hold potential for other minerals that our management determines are worth exploring further, then we will explore for those other minerals. Our specific exploration plan for the Wapata Lake Property, together with information regarding the location and access, history of operations, present condition and geology of the property, is presented in this Prospectus under the heading “Description of Properties.”

Our exploration program of the Wapata Lake Property is preliminary in nature in that its completion will not result in a determination that it contains commercially exploitable quantities of mineralization. Our management estimates that in order to determine whether the Wapata Lake Property does have a commercially exploitable quantity of mineralization, it will cost us approximately $2,000,000 in exploration expenses, and take us the next 12 months to make such a determination.

Ace of Spades, British Columbia

On December 20, 2006, we acquired this project from David Anthony Zamida for a final purchase price of approximately $3,267. No formal agreement was ever entered into; we only have a receipt of purchase as proof of our interest in this property. We plan to option this property to another mining company within the next 12 months.

This project consists of 200 acres on Texada Island, 80 km northwest of Vancouver, British Columbia. Access to the island is by ferry from Powell River.

The claim group is located from 50 m to 350 m. The lower part of the property below 150 m and between the showing and Gillies Bay has been logged in the past and is covered by logging slash. The rest of the property comprises second growth hemlock and cedar with scattered zones of primary timber cover.

There is no record of assessment reports having been filed on the claims or any previous claims staked in the immediate vicinity. Previous claims in the area appear to have been kept in good standing by physical work being carried out. The trenches in the area of the showing appear to have been excavated during the course of prospecting. The earliest record of work in the area is reported to have been in the late 1920s. Discovery of gold bearing material in the area was made by a hunter. Claims were staked and some excavation carried out. After the initial wave of enthusiasm when results were not as exciting as had been anticipated little work appears to have been carried out.

We do not intend to carry out any exploration work, or to expend any further money on this property, as we intend to option this property to another mining company within the next 12 months.

Exploration Program

Our exploration program will be directed by our management and will be supervised by Dr. Norman Meier, our President and Chief Executive Officer. We will engage contractors to carry out our exploration programs under Dr. Meier's supervision. We plan to engage project geologists, geochemical sampling crews and drilling companies as contractors, depending on the specific exploration program of the property. Our budget for the exploration program is set forth in the section of this Prospectus entitled “Description of Properties.” We plan to solicit bids from drilling companies prior to selecting any drilling company to complete a drilling program. We anticipate paying normal industry rates for core drilling.

We plan to complete our exploration programs within the periods specified in the section of this Prospectus entitled “Description of Properties.” Key factors that could delay completion of our exploration programs beyond the projected timeframes include the following:

(a)	Poor availability of drill rigs due to high demand;
(b)	Adverse weather; and
(c)	Our inability to obtain sufficient funding.

Key factors that could cause our exploration costs to be greater than anticipated include the following:

(a)	adverse drilling conditions, including caving ground, lost circulation, the presence of artesian water, stuck drill steel and adverse weather precluding drill site access;
(b)	increased costs for contract geologists and geochemical sampling crews due to increased demand in Saskatchewan; and
(c)	increased drill rig and crew rental costs due to high demand in Saskatchewan.

Our Board of Directors will make determinations as to whether to proceed with additional exploration of the Wapata Lake Property based on the results of the preliminary exploration that we plan to undertake. In completing these determinations, we will make an assessment as to whether the results of the preliminary exploration are sufficiently positive to enable us to achieve the financing that would be necessary for us to proceed with more advanced exploration.

We plan to continue exploration of our mineral claims for so long as the results of the geological exploration that we complete indicate further exploration of our mineral claims is recommended and we are able to obtain the additional financing necessary to enable us to continue exploration. All exploration activities on the Wapata Lake Property are presently preliminary exploration activities. Advanced exploration activities, including the completion of comprehensive drilling programs, will be necessary before we are able to complete any feasibility studies on any of our mineral properties. If our exploration activities result in an indication that the Wapata Lake Property contains a potentially commercially exploitable quantity of uranium, then we would attempt to complete feasibility studies on the property to assess whether commercial exploitation of the property would be commercially feasible. There is no assurance that commercial exploitation of our mineral claims would be commercially feasible even if our initial exploration program shows evidence of uranium mineralization.

If we determine not to proceed with further exploration of the Wapata Lake Property due to results from geological exploration that indicate further exploration is not recommended, or due to our lack of financing, we will attempt to acquire additional interests in new mineral resource properties in Canada and the US. Due to our limited finances, there is no assurance that we would be able to acquire an interest in a new property that merits further exploration. If we were to acquire an interest in a new property, then our plan would be to conduct resource exploration of the new property. In any event, we anticipate that our acquisition of a new property and any exploration activities that we would undertake will be subject to our achieving additional financing, of which there is no assurance.

Competition

We are a new and unestablished mineral resource exploration company. We compete with other mineral resource exploration companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact our ability to achieve the financing necessary for us to conduct further exploration of our mineral properties.

We will also compete with other junior mineral exploration companies for financing from a limited number of investors that are prepared to make investments in junior mineral exploration companies. The presence of competing junior mineral exploration companies may impact on our ability to raise additional capital in order to fund our exploration programs if investors are of the view that investments in competitors are more attractive based on the merit of the mineral properties under investigation and the price of the investment offered to investors.

We will also compete with other junior and senior mineral companies for available resources, including, but not limited to, professional geologists, camp staff, helicopter or float planes, mineral exploration supplies and drill rigs.

Government Regulations

Under Canadian mining law there are several regulations in place that restrict and regulate mineral property development and exploration. In particular, the Saskatchewan uranium industry is one of the most closely regulated industries in the world. The laws include but are not limited to, requirement of work permits, the posting of bonds and the performance of remediation work for any physical disturbance to the land. In addition, all mine sites are governed by very strict regulations pertaining to any emissions on the site and are subject to strict air quality standards. These costs are expected to be incurred at least modestly in the future.

In addition, if the legal and regulatory environment pertaining to mineral exploration changes this could affect our costs of doing business. These new laws, coupled with existing ones, may increase our cost of doing business with the result that our financial condition and operating results may be harmed.

We will be required to comply with all regulations, rules and directives of governmental authorities and agencies applicable to the exploration of minerals in Canada generally, and in Saskatchewan specifically, on an ongoing basis.

The Saskatchewan Mining Association has an Environmental Protection Policy that mandates optimum safeguards for the protection of the environment and encourages ongoing dialogue to develop best practices.

All mines are now required to provide financial assurance so that in the event that a mine may get abandoned in the future the funding is in place to reclaim the site. Before a license is even given to operate, mines are required to submit plans showing how the site will be reclaimed once mining ceases. These plans go through a thorough public review process before a decommissioning license is granted. This review may take several months. For any work undertaken on the property, we will be responsible for sustaining the cost of any reclamation and remediation costs needed if commercial extraction does commence.

During the initial phases of our exploration program there will not be any significant disturbances to the land surface and hence, no government approval is required.

As we do not know the extent of the exploration program that we will be undertaking, we can not estimate the cost of the remediation and reclamation that will be required. Hence, it is impossible at this time to assess the impact of any capital expenditures on earnings or our competitive position in the event a potentially economic deposit is discovered.

Upon entry into commercial production, due to the increased environmental impact, the cost of complying with permit and environmental laws will be greater than in the previous phases. At this stage, permits and regulations will regulate much of our production program to limit environmental impact. Some examples of regulatory requirements that may be encountered include but are not limited to:

  an impact report on the local flora and fauna;
  any water discharged will have to meet water standards;
  monitoring of ground water to ensure no/minimal contamination;
  all material to be left on the surface will need to be environmentally benign; and
  the socio-economic impact will have to be evaluated and re-mediated if deemed negative.

Before we can commence the production phase we would need to submit an application to commence mining operations with the Saskatchewan Environment and Resource Management office. This application would then be reviewed by a project committee. This committee will ultimately advise the government as to whether our application should be approved or rejected. This process may involve steps such as consulting public and other interested parties for comments or the request of additional information from us. The length of time and cost of this process is dependant upon the size of the proposed mining operation, among other factors.

Research and Development Expenditures

We have not spent any amounts on research and development activities since our inception. Our planned expenditures on our exploration programs are summarized under the section of this Prospectus entitled “Description of Properties.”

Employees and Consultants

As of March 20, 2007, our Chief Executive Officer, Chief Financial Officer, and Chief Operating Officer work as part time consultants, each contributing approximately 20% of their time to Tecton. We have also retained two geologist consultants on our advisory board part time. In addition, we also engage independent consultants in the areas of marketing, accounting, bookkeeping and legal services.

Conflicts

Our Directors and Executive Officers also serve as Directors and Executive Officers for Aurum Corporation, Stratos Gold Corporation, Allegra Corporation, and Sirius Corporation. These are all private companies which are former subsidiaries of Hemis Corporation (OTC Bulletin Board symbol HMSO), before being spun off as independent companies in 2006 and 2007. We also engage some of the same consultants as Hemis Corporation and some of these other companies. For example, Hudson Capital Corp. acts as our consultant in assisting us in investor relations and in finding and negotiating for mining rights. Hudson Capital also acts as a consultant to Hemis Corporation, Stratos Gold and Sirius Corporation.

Whilst all these companies are mining companies, they all have a different geographical focus and explore for different types of minerals. In this way we do not envisage any conflicts of interest arising between us, and, Hemis, Aurum, Stratos, Allegra and Sirius. We do not have any formal agreements with any of these companies with respect to conflicts of interests, nor do we have we have any written procedures in place to address conflicts of interest that may arise between our business and the future business activities of our directors.

In the unlikely even that a conflict of interest were to arise, for example, if a mineral concession becomes available which would be equally suitable for us, as well as Hemis, Aurum, Stratos, Allegra, and Sirius to explore, then our directors would have to decide which company has the most available funds, and therefore would be better placed to carry out an exploration program of the new mineral concession.

Intellectual Property

We have not filed for any protection of our trademark. The only intellectual property we own is our trademark and logo for Tecton.

Description of Property

Our principal executive offices are located at Bettlistrasse 35, 8600 Dübendorf, Switzerland. This office contains two rental suites and we pay a monthly rent of approximately $800. We also have an office at 5348 Vegas Drive, #226, Las Vegas, NV 89108. For this office, we pay $130 annually for mail forwarding at this address. Our telephone number is (702) 387 2382.

Our mineral properties are described below.

Wapata Lake Property

We have only recently begun initial exploration of the Wapata Lake Property and as such our description of this property may be limited.

1. Location and Access

The permits are located in northern Saskatchewan within the northeastern portion of the Athabasca Basin. An all weather road provides access from Points North to Stoney Rapids. The permits are adjacent to claims controlled by, among others, Cogema, Pitchstone Exploration Ltd., Purepoint Uranium Group, Magnum Uranium and International Uranium Corporation. Access to some parts of the property is available by road, and for other parts roads will have to built.

Below is a map showing the various claims in part of the Athabasca basin in Saskatchewan, Canada. The Wapata Lake Property is the area that is outlined in heavy black line with the name "Saskatchewan Syndicate".

A map showing the approximate location of the above map in relation to the rest of Canada appears directly below:

2. Ownership Interest

On January 22, 2007 we signed an agreement with the Saskatchewan Syndicate, an unincorporated joint venture comprising 455702 B.C. Ltd., a company incorporated under the laws of British Columbia and Timothy Young to acquire an option to the 100% interest in and to 49 mineral dispositions in the Wapata Lake Property, with exploration permits covering approximately 647,653 acres in the Athabasca Basin, located in the north-eastern portion of the Athabasca Basin. We signed an addendum to this agreement on January 31, 2007 (together, the “Wapata Lake Agreement”). The material terms of the Wapata Lake Agreement are as follows:

Payment

We expended no money or other consideration to acquire the option to the mining rights in the Wapata Lake Agreement. However, in order to maintain and exercise the option we have made, and must continue to make, the payments of cash and issuance of shares, on or before the dates set out in the table below, to the Saskatchewan Syndicate. The Wapata Lake Agreement also obligates us to keep the Wapata Lake Property in good standing with the Saskatchewan government both before and after we exercise the option. In order to do this, we must spend in exploration expenses, or alternatively pay to the Saskatchewan government, approximately $2,746,000 per year for the first 10 years and approximately $5,714,286 per year thereafter. We estimate that we will be required to spend an additional $2,746,000 over the next 12 months in exploration expenses to maintain the Wapata Lake Property in good Standing.

Due Date	Amount	Description
February 5, 2007	$126,874 cash (paid)	paid to the Saskatchewan Syndicate
February 12, 2007	3,000,000 common shares of Tecton (issued)	Issued to the Syndicate
February 23, 2007	$297,000 cash (paid)	Paid to the Syndicate
September 1, 2007	$424,000 cash	Due to the Syndicate
February 4, 2008	$2,746,000	Annual exploration expenses
February 4, 2009	$2,746,000	Annual exploration expenses
February 4, 2010	$2,746,000	Annual exploration expenses
February 4, 2011	$2,746,000	Annual exploration expenses

In addition to making these payments, we are also obliged to pay the following royalties:

  gross overriding royalty equal to 3% of the average value of all gem and industrial diamonds recovered from the Wapata Lake Property; and
  3% of the actual proceeds received from the sale of ore, or other products from the Wapata Lake Property (“Net Smelter Returns”). Such Net Smelter Returns may be paid in kind subject to negotiations with the Syndicate.

If we do not pay $424,000 to the Saskatchewan Syndicate by September 1, 2007, we will forfeit our rights to exercise the option and the Wapata Lake Agreement will be terminated. If we don’t spend the minimum amount of exploration expenses each year (or pay the equivalent sum to the Saskatchewan government) we will lose our mineral rights to the Wapata Lake Property.

Abandonment

At any time after we have paid the final amount of $424,000 to the Syndicate, we may terminate the Wapata Lake Agreement upon giving written notice to the Syndicate.

If at any time, after we have exercised the option in full, we wish to abandon our interest in the Wapata Lake Property, we must give the Saskatchewan Syndicate at least 120 days notice of such abandonment. If the Saskatchewan Syndicate in turn gives us notice within 30 days of having received our notice, that they wish to re-acquire the Wapata Lake Property, we will transfer our entire interest in the Wapata Lake Property to the the Saskatchewan Syndicate, and deliver to them all the information and data acquired by us in the course of our exploration of the Wapata Lake Property. In the event that we do transfer our interest to the Saskatchewan Syndicate, we must ensure that the Wapata Lake Property remains free and clear of all charges, liens and encumbrances and will be in good standing for at least six months from the date of the transfer, which would require us to have spend approximately $2,746,000 in exploration expenses during the six months preceding the transfer.

3. History of Operations

Uranium in the Athabasca Basin

According to the Alberta Energy and Utilities Board, the largest uranium mines in the world are located in the Athabasca Basin in northern Saskatchewan. Uranium is a vast and usually cost-competitive source of nuclear energy. The primary use of nuclear energy is to generate electricity. More than 16% of the world's electricity is generated from uranium. About 8 kilograms of U-235 (a uranium isotope) generate the same electrical power as 20 million kilograms of coal.

More than 1.4 billion pounds of uranium have been discovered in 18 deposits in the Athabasca Basin region since 1968. The larger deposits are associated with veins and disseminations of uraninite spatially associated with a regional unconformity between overlying Athabasca Group sedimentary rocks and underlying metamorphic rock basement. Deposits are also spatially and genetically associated with graphitic conductive zones within the metamorphic basement. These zones mark favorable environments for the location of uranium mineralization at or near the regional unconformity.

The more recently discovered Athabasca Basin uranium deposits were blindly located at depths of up to 600 meters through the use of airborne electromagnetic geophysics. This technique can identify favorable conductive graphitic zones within the metamorphic basement beneath sedimentary rock cover. Initial airborne geophysical surveys were followed by ground geophysics to pinpoint the location of conductive zones and drilling to test the regional unconformity.

4. Geology, Present Condition of the Property and Current State of Exploration

The Wapata Lake concession covers approximately 647,653 acres in the northeastern portion of the Athacasca Basin and offers us significant exposure to the world's most prolific uranium region. Uranium is a heavy toxic silvery-white radioactive metallic element that is used to power nuclear energy. Our geologists have not yet carried out extensive examinations of the geology of the Wapata Lake Property, however, according to the Saskatchewan Geological Atlas, the permits contain a surface of Athabasca Group sedimentary rocks with an underlying metamorphic (rock containing minerals that have recrystallized due to heat in a parent body asteroid) basement. These are separated by the regional unconformity. No uranium showings or float have been mapped at surface. The depth to the target regional unconformity is estimated to vary from 250-300 meters in the northern part of the claims and up to 800 meters in the south.

Other companies working previously in the area of the permits include SMDC, Camoc and Kerr Addison. Air and ground geophysical surveys have been completed with NW-SE grid lines, however the full details of previous programs are not known. No drilling has been performed.

The Wapata Lake Property is in the early stage of exploration. We will use a phased exploration approach by which the results of each phase will determine the nature and level of activities for the next. The initial phase during the summer of 2007 will involve additional airborne geophysical surveys over a substantial portion of the land holdings. The purpose will be to identify favorable conductive graphitic horizons in the metamorphic basement. It is believed that by using the current generation of airborne electromagnetic equipment (e.g. Megatem), conductive zones can be identified in deeper parts of the basin where no strong conductors were located before. Conductive zones identified by air will be further defined by ground geophysics. This in turn may lead to drilling to test the target unconformity.

More information on our Plan of Exploration is contained under the heading "Description of Business" on page 31 and under the sub heading "Plan of Operations" on page 40.

Ace of Spades

We acquired this project from David Anthony Zamida on December 20, 2006 for a final purchase price of $3,267. No formal agreement was ever entered into; we only have a receipt of purchase as proof of our interest in this property. The Company plans to option this property to another mining company within the next 12 months.

1. Location and Access

This project consists of 200 acres on Texada Island, 80 km northwest of Vancouver, British Columbia. Access to the island is by ferry from Powell River.

The claim group is located from 50 m to 350 m. The lower part of the property below 150 m and between the showing and Gillies Bay has been logged in the past and is covered by logging slash. The rest of the property comprises second growth hemlock and cedar with scattered zones of primary timber cover.

2. History of Operations

There is no record of assessment reports having been filed on the claims or any previous claims staked in the immediate vicinity. Previous claims in the area appear to have been kept in good standing by physical work being carried out. The trenches in the area of the showing appear to have been excavated during the course of prospecting. The earliest record of work in the area is reported to have been in the late 1920s. Discovery of gold bearing material in the area was made by a hunter. Claims were staked and some excavation carried out. After the initial wave of enthusiasm when results were not as exciting as had been anticipated little work appears to have been carried out.

Management’s Discussion and Analysis or Plan of Operation

We are a start-up stage corporation with limited operations and no revenues from our business operations. Our auditors have issued a going concern opinion. This means that our auditors believe there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. Our only source for cash at this time is investments by others in our company. We must raise cash to implement our plan of operation.

Forward-Looking Statements

This Prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology including, "could" "may", "will", "should", "expect", "plan", "anticipate", "believe", "estimate", "predict", "potential" and the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested in this Prospectus.

Plan of Operations

Our plan of operation for the next twelve months is to continue with the exploration of the Wapata Lake Property, and look to acquire other selective early stage properties. Currently we are negotiating an option agreement to acquire a 100% interest in a property in Paradox Basin, San Jose County, Utah. Our planned geological exploration programs are described in detail above under the section entitled “Description of Properties”.

Our planned exploration expenditures for the next twelve months (beginning March 1, 2007) on the Wapata Lake Property, together with amounts we expect to spend on other acquisitions costs and administrative costs are summarized as follows:

Description of Expense	Amount
Exploration of the Wapata Property	$2,750,000
Payment towards acquisition of the Wapata Property mining rights	$424,000
Obtaining interests in other mining rights	$1,000,000
General and Administrative Expenses	$500,000
Offering Expenses (including legal, accounting and auditing fees)	$50,000
Total	$5,724,000

The general and administrative expenses for the year will consist primarily of professional fees for the audit and legal work relating to our regulatory filings throughout the year, as well as transfer agent fees, management fees, investor relations and general office expenses, and includes amounts we need to cover our working capital deficit as at January 31, 2007.

As at January 31, 2007, we had no cash in the bank and working capital deficit of $100,037. Based on our planned expenditures, we require a minimum of approximately $5,724,000 to proceed with our plan of operations over the next twelve months (beginning March 1, 2007). We anticipate that we will require additional financing in order to pursue our exploration programs beyond the preliminary exploration program for the Wapata Lake Property. If we achieve less than the full amount of financing that we require, we will scale back our exploration programs on the Wapata Lake Property and will proceed with scaled back exploration plans based on our available financial resources.

From the date of this Prospectus for the following 30 months, we anticipate that we will not generate any revenue. Accordingly, we will be required to obtain additional financing in order to continue our plan of operations. We believe that debt financing will not be an alternative for funding additional phases of exploration as we do not have tangible assets to secure any debt financing. We anticipate that additional funding will be in the form of equity financing from the sale of our common stock. However, we do not have any financing arranged and we cannot provide investors with any assurance that we will be able to raise sufficient funding from the sale of our common stock to fund our exploration programs. In the absence of such financing, we will not be able to continue exploration of our mineral claims. Even if we are successful in obtaining equity financing to fund our exploration programs, there is no assurance that we will obtain the funding necessary to pursue any advanced exploration of our mineral claims following the completion of preliminary exploration. If we do not continue to obtain additional financing, we will be forced to abandon the property and our plan of operations.

Our exploration plans will be continually evaluated and modified as exploration results become available. Modifications to our plans will be based on many factors, including: results of exploration, assessment of data, weather conditions, exploration costs, and the price of uranium and other mineral resources and available capital. Further, the extent of our exploration programs that we undertake will be dependent upon the amount of financing available to us.

Results of Operations

Our results of operations are presented below:

	Year ending	Period from January 19,
	January 31, 2007	2006(inception) to
		January 31, 2007
Costs and Expenses:
General and Administrative	$122,510	$122,510

Mineral property costs	3,267	142,829

Total Operating Expense	125,777	265,339

Net Loss	$(125,777)	$(265,339)

Loss per common share (basic and
assuming dilution)	$(0.01)	-

We anticipate that we will not earn any revenues during the current fiscal year or in the foreseeable future as we are presently engaged in the exploration of our mineral properties.

Liquidity and Capital Resources

As at January 31, 2007 we had no cash and a working capital deficit of $100,037. We did not have any assets as at January 31, 2007. Our net loss of $125,777 from January 19, 2006 (date of inception) to January 31, 2007 was funded by a combination of our equity and debt financing.

We used net cash of $29,340 in operations for the year ended January 31, 2007. We did not use any cash in investing activities. We received net cash of $29,340 from financing activities for the year ended January 31, 2007.

We anticipate that we will incur substantial losses over the next 30 months. We estimate that we will purchase another option to acquire 100% interest in a property, complete property purchase obligation on the Wapata Lake Property, and start exploration project on the Wapata Lake Property over the next 12 months beginning March 1, 2007. In order to exercise our option in the Wapata Lake Property we must make cash payments of approximately $424,000 before September 1, 2007. In addition, we need approximately $500,000 for our general and administrative expenses and $50,000 for the professional fees. Also, we plan on spending $2,750,000 in exploration expenses for the Wapata Lake Property by February 2008. Our total cash requirements to complete those steps will be approximately $5,724,000.

We plan to raise capital through private placements, a direct offering or loans. There is no assurance that any additional financing will be available or if available, on terms that will be acceptable to us. Obtaining additional financing will be subject to a number of factors including market conditions, investor acceptance of our business plan, and investor sentiment. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. If we are unable to raise additional financing, we will have to significantly reduce our spending, delay or cancel planned activities.

Private Placements

As of January 31, 2007, we had no cash in our bank accounts. Since January 19, 2006 (inception) to March 20, 2007 we have raised $1,781,020 in capital through private placements to various investors that were exempt from registration pursuant to Regulation S or Section 4(2) of the Securities Act, as follows:

Date of Issuance	Number of Common Shares Sold	Price per Share	Net Proceeds
December, 2006	49,000,000	$0.0001	$4,900
	5,220,000	$0.001	$5,220
	2,520,000	$0.01	$25,200
February 2007	5,604,000	$0.10	$494,700
	580,000	$0.25	$145,000
March 2007	4,424,000	$0.25	$1,106,000
Total:			$ 1,781,020

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to pursue any extensive exploration activities. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

Future Financings

We will require additional financing in order to proceed with the exploration of the Wapata Lake Property and any other mineral properties we decide to explore. We plan to complete private placement sales of our common stock in order to raise the funds necessary to pursue our plan of operations. Issuances of additional shares will result in dilution to our existing shareholders. We currently do not have any arrangements in place for the completion of any private placement financings and there is no assurance that we will be successful in completing any private placement financings.

We are currently offering common shares for sale through an offering pursuant to Regulation S of the Securities Act to non US persons. The sale price per common share that we are currently negotiating is $0.25.

Off-Balance Sheet Arrangements

We have no significant off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

Critical Accounting Policies

Our financial statements are impacted by the accounting policies used and the estimates and assumptions made by management during their preparation. A complete summary of these policies is included in Note A of the notes to our historical financial statements. We have identified below the accounting policies that are of particular importance in the presentation of our financial position, results of operations and cash flows and which require the application of significant judgment by management.

Mineral Properties and Exploration Costs

Mineral property interests are composed of mineral properties owned by us and rights to ownership of mineral properties which we can earn through cash or share payments, and combinations thereof. We account for our mineral property interests whereby all acquisition and exploration costs are charged to expense as incurred, and all property sales and option proceeds received are credited to operations. When the existence of a mineral reserve on a property has been established, future acquisition, exploration and development costs will be capitalized for that property. After commercial production on a property commences, the net capitalized costs will be charged to future operations using the unit of production method based on estimated recoverable reserves on the property. Mineral properties are periodically assessed for impairment of value and any diminution in value is charged to operations at the time of impairment. Should a property be abandoned, its unamortized capitalized costs are charged to operations.

Market For Common Equity and Related Stockholder Matters

Market Information

Our common stock is not traded on any exchange. We plan to eventually seek listing on the OTC Bulletin Board, once our Prospectus has been declared effective by the Commission. We cannot guarantee that we will obtain a listing. There is no trading activity in our securities and there can be no assurance that a regular trading market for our common stock will ever be developed.

A market maker sponsoring a company's securities is required to obtain a listing of the securities on any of the public trading markets, including the OTC Bulletin Board. Spartan Securities has submitted an application on our behalf for quotation on the OTC Bulletin Board. Even though we have located a market maker, there is no assurance that our securities will be able to meet the requirements for a quotation or that the securities will be accepted for listing on the OTC Bulletin Board.

The OTC Bulletin Board securities are not listed and traded on the floor of an organized national or regional stock exchange. Instead, OTC Bulletin Board securities transactions are conducted through a telephone and computer network connecting dealers in stocks. OTC Bulletin Board stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

As of March 20, 2007, there were approximately 200 holders of record of our common stock.

Executive Compensation

The following Summary Compensation Table sets forth the total annual compensation paid or accrued by us to or for the account of the Chief Executive Officers who held this position during 2006 and each other executive officer whose total cash compensation exceeds $100,000:

Summary Compensation Table

SUMMARY COMPENSATION

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Norman Meier (1)	2007 (2)	20,000	0	0	0	0	0	0	0
Bruno Weiss (3)	2007 (2)	20,000	0	0	0	0	0	0	0
Doug Oliver (4)	2007 (2)	4,000	0	0	0	0	0	0	0

(1)	Norman Meier is our President and Chief Executive Officer.
(2)	For the period from January 31, 2006 to year ended January 31, 2007.
(3)	Bruno Weiss is our Chief Financial Officer.
(4)	Doug Oliver is Chief Operating Officer.

Mr. Weiss, Dr. Meier, and Dr. Oliver each spend approximately 20% of the time they work on the business of Tecton.

Options and Equity Grants in the Last Fiscal Year

We granted no options, shares or plan based awards to any of our Named Executive Officers during the period from January 31, 2006 to January 31, 2007.

None of our directors received compensation for their service as directors during the period from inception (January 19, 2006) to March 1, 2007.

Employment and Consulting Agreements

On December 2, 2006 we entered into a management agreement with our President and Chief Executive Officer Norman Meier wherein we agreed to pay Dr. Meier $10,000 per month. The agreement may be terminated on 14 days notice by either party.

On December 2, 2006 we entered into a management agreement with our Chief Financial Officer Bruno Weiss wherein we agreed to pay him $10,000 per month. The agreement may be terminated on 14 days notice by either party.

On December 2, 2006 we entered into a management agreement with our Chief Operating Officer Dr. Douglas Oliver wherein we agreed to pay Dr. Oliver $2,000 per month. The agreement may be terminated on 14 days notice by either party.

On December 22, 2006 we entered into a consulting agreement with Emil Summermatter wherein we agreed to pay him $10,000 per month. The monthly fee will only be paid, if Mr. Summermatter raises at least $100,000 for the company.

On February 1, 2007, we entered into an agreement with Hudson Capital Corp. whereby Hudson agreed to provide us with consulting services to assist us in:

  developing a market for our common stock;
  increasing our market capitalization;
  finding and acquiring production assets;
  increasing our shareholder base;
  providing investor relations services to current and potential investors throughout North America, Europe and wherever else the Company requests the Consultant to provide investor relations services;
  writing newsletters for our investors;
  developing contacts in the Uranium industry; and
  acquiring Uranium properties.

As compensation, we agreed to pay Hudson a fee of $5,000 per month plus 1,000,000 common shares of the compensation for the entire term of the agreement. On February 5, 2007 we issued 1,000,000 shares to Hudson at fair market value of the shares which we assessed at $0.10 per share, for total compensation of $100,000. The agreement commenced on February 1, 2007 and shall terminate on January 31, 2009, unless terminated earlier by us on 60 days notice.

On February 1, 2007 we entered into two advisory board agreements with RV Bailey and Dr. Milton Childers, whereby both Mr. Bailey and Dr. Childers agreed to join our advisory board and provide the Company with consulting services. In particular, Mr. Bailey and Dr. Childers will assist the Company in its uranium exploration programs and with geological matters in general. As remuneration we agreed to pay both advisors a daily rate of CAD $500 per day plus expenses per actual day that they provide services to the Company.

Compensation Committee

We currently do not have a compensation committee of the Board of Directors. The Board of Directors as a whole determines executive compensation.

Certain Transactions and Related Parties

On December 2, 2006, we issued 32,000,000 common shares at $0.0001 per share to our directors as follows: 20,000,000 shares to Norman Meier, 1,000,000 shares to Noeme Investment Corporation, a company controlled by Norman Meier; 10,000,000 shares to Bruno Weiss, our director and Chief Financial Officer; and 1,000,000 shares to Douglas Oliver, a director and our Chief Operating Officer. On December 2, 2006 we issued 10,000,000 shares at par value to Sedona AG, a company controlled by Costantino Pinelli for cash consideration of $1,000. On December 10, 2006 we issued 1,000,000 common shares at $0.001 per share to Costantino Pinelli for cash consideration of $1,000. Sedona AG sold 1,000,000 shares to Casey Danielson on March 19, 2007. Costantino Pinelli has beneficial ownership of 10,005,300 shares of our common stock which is approximately 14% of our issued and outstanding stock as at March 20, 2007.

On December 18, 2006 we issued 10,000 common shares to Pascal Weiss at $0.01 for cash consideration of $100. The shares were issued pursuant to Regulation S exemption. Pascal Weiss is the son of Bruno Weiss, our Chief Financial Officer and a Director

Other than as described above, we have not entered into any transactions with our officers, directors, persons nominated for these positions, beneficial owners of 5% or more of our common stock, or family members of these persons wherein the amount involved in the transaction or a series of similar transactions exceeded $120,000 or 1% of our total assets for the last fiscal year.

Financial Statements

Our fiscal year end is January 31. We will provide audited financial statements to our stockholders on an annual basis. Our audited financial statements as of January 31, 2007 follow as pages F-1 through F-13.

TECTON CORPORATION
(An exploration stage company)

FINANCIAL STATEMENTS

JANUARY 31, 2007

TECTON CORPORATION
(An exploration stage company)

Index to Financial Statements

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Tecton Corporation
Las Vegas, Nevada

We have audited the accompanying balance sheet of Tecton Corporation (an exploration stage company) as of January 31, 2007, and the related statements of losses, stockholders' deficiency, and cash flows for the year ended January 31, 2007, and for the period from January 19, 2006 (date of inception) through January 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Tecton Corporation (an exploration stage company) as of January 31, 2007, and the results of its operations and its cash flows for the year ended January 31, 2007 and for the period from January 19, 2006 (date of inception) through January 31, 2007, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note B to the financial statements, the Company's liabilities exceed its assets at January 31, 2007 and the Company has incurred losses since inception. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plan regarding those matters is also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN PLLC

March 7, 2007
Seattle, Washington

TECTON CORPORATION
(An exploration stage company)
BALANCE SHEET
JANUARY 31, 2007
(Stated in US dollars)

ASSETS:
Cash	$-

Total assets	$-

LIABILITIES AND STOCKHOLDERS' DEFICIENCY:
Bank overdraft	$2,345
Accounts payable and accrued expenses	94,092
Advances from related parties (Note D)	3,600
Total current liabilities	100,037

Commitments and contingencies (Note F)	-

Stockholders' deficiency:
Preferred stock 20,000,000 shares; par value $.0001 per share; no shares issued or outstanding
Common stock, 80,000,000 shares authorized; par value $ .0001 per share;
56,938,010 shares issued and outstanding	5,694
Common stock issuable; 104,000 shares	10
Additional paid-in capital	40,036
Common stock subscription	(20,000)
Deficit accumulated during exploration stage	(125,777)
Total stockholders' deficiency	(100,037)
Total liabilities and stockholders' deficiency	$-

See accompanying notes to financial statements

TECTON CORPORATION
(An exploration stage company)
STATEMENTS OF LOSSES
(Stated in US dollars)

		For the period from
		January 19, 2006(date
	For the year ended	of Inception) through
	January 31, 2007	January 31, 2007
Costs and Expenses:
General and Administrative	$122,510	$122,510
Mineral property and exploration costs (Note C)	3,267	3,267
Total Operating Expenses	125,777	125,777
Net Loss	$(125,777)	$(125,777)

Loss per common share (basic and fully diluted)
(Note A)	$(0.01)

Weighted average common shares outstanding	9,807,769

See accompanying notes to financial statements

TECTON CORPORATION
(An exploration stage company)

STATEMENTS OF STOCKHOLDERS' DEFICIENCY
FOR THE PERIOD JANUARY 19, 2006 (DATE OF INCEPTION) THROUGH JANUARY 31, 2007
(Stated in US dollars)

			Common
	Common Stock		Stock Issuable

							Deficit Accumulated
					Additional Paid-in	Common Stock	During Exploration
	Shares	Amount	Shares	Amount	Capital	Subscription	Stage		Total
Issuance of common stock at
inception, January 2006	1,000,000	$100	-	-	-	-	$-		$100
Shares Cancelled December
2006	(1,000,000)	(100)	-	-	-	-	-		(100)
Issuance of common stock to
investors pursuant to dividend
paid in December 01, 2006 at
$0.0001 per share	198,010	20	-	-	-	-	-		20
Issuance of common stock for
cash in December 02, 2006 at
$0.0001 per share	49,000,000	4,900	-	-	-	-	-		4,900
Issuance of common stock for
cash in December 10, 2006 at
$0.001 per share	5,220,000	522	-	-	4,698	-	-		5,220
Issuance of common stock for
cash in December 18, 2006 at
$0.01 per share	2,520,000	252	-	-	24,948	-	-		25,200
Common stock issuable for
cash in December 2006 at
$.10 per share	-	-	4,000	-	400	-	-		400
Common stock issuable for
cash in January 2007 at $.10
per share	-	-	100,000	10	9,990	-	-		10,000

Common stock subscription	-	-	-	-	-	(20,000)	-		(20,000)

Net Loss	-	-	-	-	-	-	(125,777)		(125,777)
Balance at January 31, 2007	56,938,010	$5,694	104,000	$10	$40,036	$(20,000)	$(125,777)	$	(100,037)

See accompanying notes to financial statements

TECTON CORPORATION
(An exploration stage company)
STATEMENTS OF CASH FLOWS
(Stated in US dollars)

		For the period from
		January 19, 2006
		(date of Inception)
	For the year ended January 31,	through January 31,
	2007	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(125,777)	$(125,777)
Adjustments to reconcile net loss to net cash used in
operating activities:
Changes in assets and liabilities:
Bank overdraft	2,345	2,345
Accounts payable and accrued expenses	94,092	94,092
NET CASH (USED IN) OPERATING ACTIVITIES	(29,340)	(29,340)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of common stock and stock
subscription, net of costs and fees	25,740	25,740
Advances from related parties (Note D)	3,600	3,600
NET CASH PROVIDED BY FINANCING ACTIVITIES	29,340	29,340

NET CHANGE IN CASH AND CASH BALANCE END
OF PERIOD	$-	$-

Supplemental Disclosures of Cash Flow Information
Cash paid during the period for interest	$-	$-
Income taxes paid	-	-

See accompanying notes to financial statements

TECTON CORPORATION
(An exploration stage company)
NOTES TO FINANCIAL STATEMENTS
JANUARY 31, 2007

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of the significant accounting policies applied in the preparation of the accompanying financial statements follows.

Business and Basis of Presentation

Tecton Corporation (the "Company") was incorporated under the laws of the State of Nevada on January 19, 2006, as a wholly-owned subsidiary of Hemis Corporation which spun off the Company on December 01, 2006. Since the Company has not commenced significant operations it is considered an exploration stage Company, as defined by Statement of Financial Accounting Standards No. 7 ("SFAS 7"). As of January 31, 2007, the Company had entered into an agreement to acquire a mineral claim with unknown reserves. To date the Company has generated no revenues, has incurred expenses, and has sustained losses. Consequently, its operations are subject to all risks inherent in the establishment of a new business enterprise. The Company has been registered as an extraprovincial company in British Columbia, Canada with an assumed name of Tecton Mineral Corporation in order to register certain mineral claims in the Company's name. For the period from inception through January 31, 2007, the Company has accumulated losses of $125,777.

Cash

For purposes of the Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents. Cash at January 31, 2007 consists of a checking account held at a bank.

Income Taxes

The Company has implemented the provisions on Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires that income tax accounts be computed using the liability method. Deferred taxes are determined based upon the estimated future tax effects of differences between the financial reporting and tax reporting bases of assets and liabilities given the provisions of currently enacted tax laws.

Net Earnings (Losses) Per Common Share

The Company computes earnings per share under Financial Accounting Standard No. 128, "Earnings Per Share" (SFAS 128). Net loss per common share is computed by dividing net loss by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding during the year. Dilutive common stock equivalents consist of shares issuable upon conversion of convertible preferred shares and the exercise of the Company's stock options and warrants (calculated using the treasury stock method). During the period January 19, 2006 (date of inception) to January 31, 2007, the Company has no potentially dilutive common stock equivalents to consider in the calculation of the weighted average number of common shares outstanding. Common stock issuable is considered outstanding as of the original approval date for purposes of earnings per share computations.

Fair Value of Financial Instruments

The fair value of financial instruments, which include cash, accounts payable and accrued expenses and advances from related parties were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. Management is of the opinion that the Company is not exposed to significant interest, currency or credit risks arising from financial instruments.

TECTON CORPORATION
(An exploration stage company)
NOTES TO FINANCIAL STATEMENTS
JANUARY 31, 2007

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Foreign Currency Translation

The Company translates foreign currency financial statements in accordance with the requirements of Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation." Assets and liabilities are translated at current exchange rates in effect at the end the period. Revenues and expenses are translated at the average rate of exchange throughout the year. Resulting translation adjustments are recorded as a separate component in stockholder's equity. Foreign currency transaction gains and losses are included in the statement of operations.

Mineral Property and Exploration Costs

The Company expenses all costs related to the acquisition, maintenance and exploration of mineral claims in which it has secured exploration rights prior to establishment of proven and probable reserves. To date, the Company has not established the commercial feasibility of its exploration prospects; therefore, all costs are being expensed. Once proven reserves are established the Company will capitalize all costs to the extent that future cash flows from mineral reserves equal or exceed the costs deferred. The deferred costs will be amortized over the recoverable reserves when a property reaches commercial production.

Comprehensive Income (Loss)

The Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and displaying of comprehensive income and its components. Comprehensive income is defined as the change in equity of a business during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. SFAS No. 130 requires other comprehensive income (loss) to include foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities. As of January 31, 2007 the Company has no items that represent comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

Stock Based Compensation

The Company accounts for stock based compensation in accordance with SFAS 123 (R) "Share Based Payment," which requires measurement of compensation cost for all stock based awards at fair value on date of grant and recognition of compensation over the service period for awards expected to vest. The Company intends to determine the fair value of awards using the Black - Scholes valuation model. As of January 31, 2007, the Company has not issued any awards that qualify as stock based compensation.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Segment Information

Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131") establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in making decisions how to allocate resources and assess performance. The information disclosed herein materially represents all of the financial information related to the Company's principal operating segment.

TECTON CORPORATION
(An exploration stage company)
NOTES TO FINANCIAL STATEMENTS
JANUARY 31, 2007

NOTE A – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
New Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 48, Accounting for Uncertainties in Income Taxes, ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company has not yet determined the impact of applying FIN 48.

In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements ("FAS 157"). FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements but does not require any new fair value measurements. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company has not yet determined the impact of applying FAS 157.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, ("FAS 159"). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. FAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company has not yet determined the impact of adopting FAS 159 on the Company's financial position.

NOTE B – GOING CONCERN MATTERS

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements for the period January 19, 2006 (date of inception) to January 31, 2007, the Company incurred losses of $125,777. The Company's current liabilities exceeded its current assets by $100,037 as of January 31, 2007. These factors, among others, may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The Company's existence is dependent upon management's ability to develop profitable operations and resolve its liquidity problems. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

In order to improve the Company's liquidity, the Company is actively pursuing additional equity financing through discussions with investment bankers and private investors. There can be no assurance the Company will be successful in its effort to secure additional equity financing.

If operations and cash flows continue to improve through these efforts, management believes that the Company can continue to operate. However, no assurance can be given that management's actions will result in profitable operations or the resolution of its liquidity problems.

NOTE C – MINERAL PROPERTY AND EXPLORATION COSTS

On December 20, 2006 the Company acquired a 100% interest in the Mineral Tenure (Ace of Spades mineral claim) located in the Nanaimo Mining Division of British Columbia for cash of $3,267(CDN $3,675) which is included in mineral property and exploration costs in the statement of operations.

On January 22, 2007, as amended on January 31, 2007, the Company entered into the Wapata Lake Uranium Option Agreement, whereby the Company acquired an option to purchase a 100% interest in 49 mineral dispositions located in Saskatchewan, Canada for cash of $848,032(CDN $1,000,000) of which $126,874 (CDN $150,000) is due on or before February 05, 2007, CDN $350,000 to be paid on or before February 23, 2007 and CDN $500,000 to be paid on or before the Option expiry date. The Company also agreed to issue 3,000,000 common shares on or before February 12, 2007 and to pay a 3% net smelter return.

TECTON CORPORATION
(An exploration stage company)
NOTES TO FINANCIAL STATEMENTS
JANUARY 31, 2007

NOTE D – ADVANCES FROM RELATED PARTIES AND RELATED PARTY TRANSACTIONS

a) During the period ended January 31, 2007, the Company's significant shareholders advanced funds to the Company for working capital purposes. Total amount due to related parties was $3,600 as of January 31, 2007. The amounts advanced are unsecured, non-interest bearing and have no specific terms of repayment.

b) At January 31, 2007, the Company had accrued $24,000 payable as management fees to directors of the Company pursuant to management agreements. Management fees expense to directors totalled $44,000 and is included in general and administrative expenses in the statement of operations.

NOTE E – INCOME TAXES

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has net operating losses of $125,777 since inception on January 19, 2006. Pursuant to SFAS No. 109, the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years. The net operating loss will expire after the year ended January 31, 2027. For the year ended January 31, 2007, the valuation allowance established against the deferred tax assets increased by $44,022.

The components of the net deferred tax asset at January 31, 2007 and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are indicated below:

Net Operating Losses	$125,000
Statutory Tax Rate	35%
Effective Tax Rate	–
Deferred Tax Asset	44,000
Valuation Allowance	(44,000)
Net Deferred Tax Asset	$–

TECTON CORPORATION
(An exploration stage company)
NOTES TO FINANCIAL STATEMENTS
JANUARY 31, 2007

NOTE F – COMMITMENTS AND CONTINGENCIES

The Company entered into a Management agreement in December 02, 2006. Pursuant to the agreement, the Company is obligated to pay management fees of $22,000 a month to directors of the Company. The Company also entered into a Consulting agreement on December 22, 2006. Pursuant to the agreement, the Company is obligated to pay fees of $10,000 a month for consulting services.

NOTE G – SUBSEQUENT EVENTS

Subsequent to January 31, 2007:

(a)	On February 01, 2007, the Company entered into a consulting agreement requiring payment of $5,000 each month.

(b)	On February 5, 2007, the Company paid $126,874 towards the acquisition of mineral rights pursuant to the Wapata Lake Uranium Option Agreement.

(c)

On February 5, 2007, the Company entered into a Private Placement Agreement with Canaccord Capital Corporation to issue 550,000 warrants at $0.10 per share. These share purchase warrants expire February 5, 2009.

(d)

On February 7, 2007 the Company issued an aggregate of 5,604,000 shares of common stock to investors in connection with private placements at $0.10 per share of which $494,700 net of commissions was received. The Company paid $55,000 and issued options to purchase 550,000 common shares at a price of $0.10 as commissions for stock subscriptions.

(e)	On February 8, 2007, the Company issued 1,000,000 shares of common stock for prepaid consulting services valued at $100,000.

(f)	On February 9, 2007, the Company issued 3,000,000 shares of common stock valued at $300,000 as payment under the Wapata Lake Uranium Option Agreement to acquire mineral rights.

(g)	On February 16, 2007, the Company issued 580,000 common shares at $0.25 per share for net proceeds of $145,000.

Changes In and Disagreements with Accountants on Accounting and Financial Disclosure

The accounting firm of Peterson Sullivan PLLC, Certified Public Accountants, audited our consolidated financial statements for the year ended January 31, 2007. Since inception, we have had no changes in or disagreements with our auditors.

Dealer Prospectus Delivery Obligation

Until 90 days after the effective date of this Prospectus, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Indemnification of Officers and Directors

The only statute, charter provision, bylaw, contract, or other arrangement under which any controlling person, director or officer of Tecton is insured or indemnified in any manner against any liability which he may incur in his capacity as such is pursuant to Nevada Revised Statutes, Chapter 78. The general effect of the foregoing is to allow indemnification of a control person, officer or director from liability, which would make Tecton responsible for any expenses or damages incurred by such control person, officer or director in any action brought against them based on their conduct in such capacity, provided they did not engage in fraud or criminal activity.

Other Expenses of Issuance and Distribution

Our estimated expenses in connection with the issuance and distribution of the securities being registered are estimated to be as follows:

Commission filing fee	$260
Legal fees and expenses	25,000
Accounting fees and expenses	23,000
Printing and marketing expenses	540
Miscellaneous	1,200
Total	$50,000

Recent Sales of Unregistered Securities

Since inception on January 19, 2006 until March 20, 2007, we have completed the following sales of unregistered securities.

  On December 1, 2006, we issued an aggregate of 198,010 shares of common stock to Douglas Oliver, Charles W. Reed, Harvey S. Roseff and various other non-US investors. The shares were issued pursuant to a dividend in kind that was declared by Hemis Corporation on December 1, 2006. Hemis was our parent company, before we were spun off as a separate entity on December 1, 2006. The common shares issued were valued at par value of our common stock.

  On December 2, 2006, we issued an aggregate of 49,000,000 shares of our common stock to Douglas Oliver and various non-US investors, at par value, in exchange for cash proceeds of $4,900.

  On December 10, 2006, we issued an aggregate of 5,220,000 shares of common stock to Island Stock Transfer and various non-US investors in exchange for cash at $0.001 per share.

  On December 18, 2006, we issued an aggregate of 2,520,000 shares of common stock to various non-US investors in exchange for cash at $0.01 per share.

  On February 7, 2007, we issued an aggregate of 5,500,000 shares of common stock to various non-US investors in exchange for cash at $0.10 per share resulting in net proceeds of $550,000. As commission for the private placement of the 5,550,000 shares, we issued 550,000 warrants to Canaccord Capital Inc. on February 5, 2007. The 550,000 warrants are exercisable at a price of $0.10 per share until February 5, 2009. Canaccord Capital also received $55,000 in cash as commissions for stock subscriptions.

  On February 7, 2007, we issued an aggregate of 104,000 shares of common stock to various non-US investors in exchange for cash at $0.10 per share.

  On February 8, 2007, we issued 1,000,000 common shares to Hudson Capital Corporation as compensation for $100,000 of investor relations and business development consulting services between February 1, 2007 and February 1, 2008. The shares issued in exchange for services were valued at approximately the fair value of shares issued during the period services were rendered.

  On February 9, 2007, we issued an aggregate of 3,000,000 shares of common stock pursuant to a mining agreement that we entered into in relation to the Wapata Lake Property.

  On February 16, 2007, we issued an aggregate of 580,000 shares of common stock to various non-US investors in exchange for cash at $0.25 per share.

  On March 12, 2007, we issued an aggregate of 4,424,000 shares of common stock to various non-US investors in exchange for cash at $0.25 per share.

Shares issued to Island Transfer Agent, Douglas Oliver, Charles W. Reed, and Harvey S. Roseff (U.S. residents) were exempt from registration pursuant to Rule 4(2) of the Securities Act. All of the other stock and warrant issuances described above were exempt from registration under Regulation S of the Securities Act. Where the purchasers of the shares in the issuances described above are not named, they are all non U.S. residents, unless otherwise noted.

We completed the offerings of the common stock pursuant to Rule 903 of Regulation S of the Securities Act on the basis that the sale of the common stock was completed in an "offshore transaction", as defined in Rule 902(h) of Regulation S. We did not engage in any directed selling efforts, as defined in Regulation S, in the United States in connection with the sale of the units. Each investor was not a US person, as defined in Regulation S, and was not acquiring the shares for the account or benefit of a US person.

Our reliance upon the exemption under Section 4(2) of the Securities Act of 1933 was based on the fact that the issuance of these shares did not involve a “public offering.” The offering was not a "public offering" as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares to a high number of investors. In addition, the investors had the necessary investment intent as required by Section 4(2) since they agreed to and received a share certificate bearing a legend stating that such shares are restricted pursuant to Rule 144 of the Securities Act. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a "public offering." The investors negotiated the terms of the transactions directly with our executive officers. No general solicitation was used, no commission or other remuneration was paid in connection with these transactions, and no underwriter participated. Based on an analysis of the above factors, these transactions were effected in reliance on the exemption from registration provided in Section 4(2) of the Securities Act for transactions not involving any public offering.

Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to any of the purchasers.

Exhibits

Exhibit	Exhibit
Number	Description
3.1	Certificate (Articles) of Incorporation as filed with the Nevada Secretary of State on January 19, 2006
3.2	Bylaws
4.1	Instrument Defining the Right of Holders - Form of Share Certificate
5.1	Legal Opinion & Consent of Penny Green, Bacchus Law Group
10.1	Wapata Lake Agreement (including addendum)
10.2	Norman Meier Management Agreement
10.3	Bruno Weiss Management Agreement
10.4	Douglas Oliver Management Agreement
10.5	Canaccord Capital Corporation Fee Agreement

10.6	Hudson Capital Corp. Consulting Agreement
10.7	Emil Summermatter Consulting Agreement
23.1	Consent of Peterson Sullivan PLLC, Independent Registered Public Accounting Firm

Undertakings

Tecton hereby undertakes:

1.	to file, during any period in which offers or sales are being made, a post-effective amendment to this Prospectus to:

include any Prospectus required by Section 10(a)(3) of the Securities Act;

reflect in the Prospectus any facts or events arising after the effective date of the Prospectus (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Prospectus. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Prospectus; and

include any material information with respect to the plan of distribution not previously disclosed in the Prospectus or any material change to such information in the Prospectus;

2.

that for determining liability under the Securities Act, treat each post-effective amendment as a new Prospectus of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

3.	to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4.

for determining liability of Tecton under the Securities Act to any purchaser in the initial distribution of the securities, Tecton undertakes that in a primary offering of securities of Tecton pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, Tecton will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of Tecton relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of Tecton or used or referred to by Tecton;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about Tecton or its securities provided by or on behalf of Tecton; and

(iv) Any other communication that is an offer in the offering made by Tecton to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Signatures

In accordance with the requirements of the Securities Act, Tecton certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Prospectus on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of on the day of March, 2007.

TECTON CORPORATION

By:	/s/ Norman Meier
Norman Meier
Director, President, Chief Executive Officer

In accordance with the requirements of the Securities Act, this Prospectus has been signed by the following persons in the capacities and on the dates stated.

SIGNATURES	TITLE	DATE

/s/ Norman Meier		March , 2007
Norman Meier	Director, President, Chief
Executive Officer

/s/ Bruno Weiss		March , 2007
Bruno Weiss	Director, Chief Financial Officer,
Principal Accounting Officer,
Secretary

/s/ Doug Oliver		March , 2007
Doug Oliver	Director, Chief Operating Officer